EXHIBIT 99.1
SPRINT CORPORATION
Financial Statements
As of March 31, 2020 and 2019 and For the Years Ended March 31, 2020, 2019 and 2018
(With Independent Auditors’ Report Thereon)

INDEPENDENT AUDITORS' REPORT
To Sprint Corporation:
We have audited the accompanying consolidated financial statements of Sprint Corporation and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as of March 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive (loss) income, cash flows, and changes in equity for each of the three years in the period ended March 31, 2020, and the related notes to the consolidated financial statements.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sprint Corporation and its subsidiaries as of March 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2, Summary of Significant Accounting Policies and Other Information, to the consolidated financial statements, effective April 1, 2019, the Company adopted Accounting Standard Update No. 2016-02, Leases (Topic 842), as amended, using the modified retrospective method. Our opinion is not modified with respect to this matter.

Emphasis of Matter
As discussed in Note 1, Description of Operations, to the consolidated financial statements, on April 1, 2020, Sprint Corporation was acquired through an all-stock transaction by T-Mobile US Inc. Our opinion is not modified with respect to this matter.

/s/ DELOITTE & TOUCHE LLP LLP
Kansas City, Missouri
May 15, 2020

SPRINT CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,
	2020	2019
	(in millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$2,214	$6,982
Short-term investments	—	67
Accounts and notes receivable, net	3,651	3,554
Device and accessory inventory	898	999
Prepaid expenses and other current assets	1,243	1,289
Total current assets	8,006	12,891
Property, plant and equipment, net	20,113	21,201
Costs to acquire a customer contract	1,805	1,559
Operating lease right-of-use assets	6,567	—
Intangible assets
Goodwill	4,598	4,598
FCC licenses and other	41,506	41,465
Definite-lived intangible assets, net	800	1,769
Other assets	1,164	1,118
Total assets	$84,559	$84,601
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,166	$3,961
Accrued expenses and other current liabilities	3,003	3,597
Current operating lease liabilities	1,905	—
Current portion of long-term debt, financing and finance lease obligations	3,058	4,557
Total current liabilities	11,132	12,115
Long-term debt, financing and finance lease obligations	33,034	35,366
Long-term operating lease liabilities	5,185	—
Deferred tax liabilities	6,428	7,556
Other liabilities	2,925	3,437
Total liabilities	58,704	58,474
Commitments and contingencies
Stockholders' equity:
Common stock, voting, par value $0.01 per share, 9.0 billion authorized, 4.116 billion and 4.081 billion issued at March 31, 2020 and 2019	41	41
Paid-in capital	28,439	28,306
Accumulated deficit	(2,059)	(1,883)
Accumulated other comprehensive loss	(566)	(392)
Total stockholders' equity	25,855	26,072
Noncontrolling interests	—	55
Total equity	25,855	26,127
Total liabilities and equity	$84,559	$84,601
See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2020	2019	2018
	(in millions, except per share amounts)
Net operating revenues:
Service	$21,604	$22,857	$23,834
Equipment sales	4,999	5,606	4,524
Equipment rentals	5,218	5,137	4,048
	31,821	33,600	32,406
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	6,852	6,664	6,801
Cost of equipment sales	5,764	6,082	6,109
Cost of equipment rentals (exclusive of depreciation below)	816	643	493
Selling, general and administrative	7,909	7,774	8,087
Depreciation - network and other	4,416	4,245	3,976
Depreciation - equipment rentals	4,166	4,538	3,792
Amortization	811	608	812
Goodwill impairment	—	2,000	—
Other, net	156	648	(391)
	30,890	33,202	29,679
Operating income	931	398	2,727
Other (expense) income:
Interest expense	(2,392)	(2,563)	(2,365)
Other income (expense), net	41	187	(59)
	(2,351)	(2,376)	(2,424)
(Loss) income before income taxes	(1,420)	(1,978)	303
Income tax benefit	1,073	35	7,074
Net (loss) income	(347)	(1,943)	7,377
Less: Net loss attributable to noncontrolling interests	9	—	12
Net (loss) income attributable to Sprint Corporation	$(338)	$(1,943)	$7,389

Basic net (loss) income per common share attributable to Sprint Corporation	$(0.08)	$(0.48)	$1.85
Diluted net (loss) income per common share attributable to Sprint Corporation	$(0.08)	$(0.48)	$1.81
Basic weighted average common shares outstanding	4,102	4,057	3,999
Diluted weighted average common shares outstanding	4,102	4,057	4,078
See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Year Ended March 31,
	2020	2019	2018
	(in millions)
Net (loss) income	$(347)	$(1,943)	$7,377

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(3)	(8)	14
Net unrealized holding (losses) gain on derivatives	(47)	(22)	36
Net unrealized holding gain on securities	1	1	12
Unrecognized net periodic pension and other postretirement benefits:
Net actuarial loss	(146)	(49)	(30)
Less: Amortization of actuarial gain (loss), included in net (loss) income	21	7	(1)
Net unrecognized net periodic pension and other postretirement benefits	(125)	(42)	(31)
Other comprehensive (loss) income	(174)	(71)	31
Comprehensive (loss) income	$(521)	$(2,014)	$7,408
See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2020	2019	2018
	(in millions)
Cash flows from operating activities:
Net (loss) income	$(347)	$(1,943)	$7,377
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Goodwill and other asset impairments	237	2,000	—
Depreciation and amortization	9,393	9,391	8,580
Provision for losses on accounts receivable	559	394	362
Share-based and long-term incentive compensation expense	115	132	182
Deferred income tax benefit	(1,110)	(85)	(7,119)
Gains from asset dispositions and exchanges	—	—	(479)
Loss on early extinguishment of debt	—	—	65
Amortization of long-term debt premiums, net	(62)	(112)	(158)
Loss on disposal of property, plant and equipment	887	1,135	868
Litigation and other contingencies	—	74	(13)
Contract terminations	—	—	(5)
Deferred purchase price from sale of receivables	—	(223)	(1,140)
Other changes in assets and liabilities:
Accounts and notes receivable	(656)	(150)	83
Inventories and other current assets	1,027	279	705
Operating lease right-of-use assets	1,785	—	—
Accounts payable and other current liabilities	(802)	(142)	57
Current and long-term operating lease liabilities	(1,990)	—	—
Non-current assets and liabilities, net	(59)	(728)	271
Other, net	315	407	426
Net cash provided by operating activities	9,292	10,429	10,062
Cash flows from investing activities:
Capital expenditures - network and other	(4,282)	(4,963)	(3,319)
Capital expenditures - leased devices	(6,865)	(7,441)	(7,461)
Expenditures relating to FCC licenses	(157)	(163)	(115)
Proceeds from sales and maturities of short-term investments	141	7,197	7,202
Purchases of short-term investments	(74)	(5,165)	(4,112)
Proceeds from sales of assets and FCC licenses	1,024	591	527
Proceeds from deferred purchase price from sale of receivables	—	223	1,140
Proceeds from corporate owned life insurance policies	5	110	2
Other, net	(39)	69	1
Net cash used in investing activities	(10,247)	(9,542)	(6,135)
Cash flows from financing activities:
Proceeds from debt and financings	5,749	9,307	8,529
Repayments of debt, financing and finance lease obligations	(9,482)	(9,764)	(8,518)
Debt financing costs	(41)	(321)	(93)
Call premiums paid on debt redemptions	—	—	(131)
Proceeds from issuance of common stock, net	(8)	291	21
Acquisition of noncontrolling interest	(33)	—	—
Other, net	1	4	(18)
Net cash used in financing activities	(3,814)	(483)	(210)
Net (decrease) increase in cash, cash equivalents and restricted cash	(4,769)	404	3,717
Cash, cash equivalents and restricted cash, beginning of period	7,063	6,659	2,942
Cash, cash equivalents and restricted cash, end of period	$2,294	$7,063	$6,659

See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in millions)

	Common Stock		Paid-in Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests	Total
	Shares	Amount
Balance, March 31, 2017	3,989	$40	$27,756	$(8,584)	$(404)	$—	$18,808
Net income (loss)				7,389		(12)	7,377
Other comprehensive income, net of tax					31		31
Issuance of common stock, net	16		21				21
Share-based compensation expense			182				182
Capital contribution by SoftBank			6				6
Other, net			(54)				(54)
Reclassification of certain tax effects				(60)	60		—
(Decrease) increase attributable to noncontrolling interests			(27)			75	48
Balance, March 31, 2018	4,005	40	27,884	(1,255)	(313)	63	26,419
Net loss				(1,943)			(1,943)
Other comprehensive loss, net of tax					(71)		(71)
Issuance of common stock, net	76	1	290				291
Share-based compensation expense			132				132
Capital contribution by SoftBank			6				6
Cumulative effect of accounting changes				1,315	(8)		1,307
Other, net			(14)				(14)
Increase (decrease) attributable to noncontrolling interests			8			(8)	—
Balance, March 31, 2019	4,081	41	28,306	(1,883)	(392)	55	26,127
Net loss				(338)		(9)	(347)
Other comprehensive loss, net of tax					(174)		(174)
Issuance of common stock, net	35		(8)				(8)
Share-based compensation expense			115				115
Capital contribution by SoftBank			1				1
Other, net			(3)				(3)
Cumulative effect of accounting change				162			162
Acquisition of noncontrolling interest(1)			28			(46)	(18)
Balance, March 31, 2020	4,116	$41	$28,439	$(2,059)	$(566)	$—	$25,855
_________________

(1)
On November 1, 2019, we acquired PRWireless PR, Inc’s. member shares in PRWireless Holdco, LLC for cash consideration of $33 million making Sprint the sole shareholder of PRWireless Holdco, LLC and removing the noncontrolling interest.

See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Description of Operations
Overview
As of March 31, 2020, Sprint Corporation, including its consolidated subsidiaries, is a communications company offering a comprehensive range of wireless and wireline communications products and services that are designed to meet the needs of individual consumers, businesses, government subscribers and resellers. Unless the context otherwise requires, references to "Sprint," "we," "us," "our" and the "Company" mean Sprint Corporation and its consolidated subsidiaries for all periods presented, and references to "Sprint Communications" are to Sprint Communications, Inc. and its consolidated subsidiaries.
The Wireless segment includes retail, wholesale, and affiliate service revenue from a wide array of wireless voice and data transmission services and equipment sales or rentals from the sale or lease of wireless devices and the sale of accessories in the U.S., Puerto Rico and the U.S. Virgin Islands. The Wireline segment includes revenue from domestic and international wireline data communication services in addition to data and all-internet protocol (IP) communication services provided to our Wireless segment.
On July 10, 2013, SoftBank Corp., which subsequently changed its name to SoftBank Group Corp., and certain of its wholly-owned subsidiaries (together, SoftBank) completed the merger (SoftBank Merger) with Sprint Nextel as contemplated by the Agreement and Plan of Merger, dated as of October 15, 2012 (as amended, the Merger Agreement) and the Bond Purchase Agreement, dated as of October 15, 2012. As a result of the SoftBank Merger, Starburst II, Inc. (Starburst II) became the parent company of Sprint Nextel. Immediately thereafter, Starburst II changed its name to Sprint Corporation and Sprint Nextel changed its name to Sprint Communications, Inc. (Sprint Communications). As a result of the completion of the SoftBank Merger in which SoftBank acquired an approximate 78% interest in Sprint Corporation and subsequent open market stock purchases, SoftBank owned nearly 85% of the outstanding common stock of Sprint Corporation as of March 31, 2020.
Business Combination Agreement
On April 29, 2018, we announced that we entered into a Business Combination Agreement (BCA) with T-Mobile US, Inc. (T-Mobile) to merge in an all-stock transaction for a fixed exchange ratio of 0.10256 of T-Mobile shares for each Sprint share, or the equivalent of 9.75 Sprint shares for each T-Mobile share (Merger Transaction).
On July 26, 2019, Sprint and T-Mobile announced agreements with DISH Network Corporation (DISH) in which new T-Mobile will divest Sprint’s prepaid assets (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Telecommunications Company and Swiftel Communications, Inc.) and Sprint’s 800 MHz spectrum assets to DISH for a total of approximately $5.0 billion. In connection with the execution of the firm agreements by and between DISH and the Company, as well as the agreements with the DOJ, as of March 31, 2020, Sprint had not lost a controlling financial interest in Sprint's prepaid assets.
On April 1, 2020, T-Mobile closed on its previously announced business combination with Sprint. After adjustments, the total aggregate consideration payable was approximately 373 million shares of T-Mobile common stock to Sprint shareholders at an exchange ratio of 0.10256 T-Mobile shares for every share of Sprint common stock. Immediately following the Merger Transaction and share adjustments, Deutsche Telekom AG and SoftBank Group Corp. hold approximately 43.6% and 24.7% of fully-diluted shares of the combined company, respectively, with the remaining 31.7% of the fully-diluted shares of the combined company held by public stockholders. As a result of completing the Merger Transaction, a change in control of the Company occurred and we are now a wholly-owned subsidiary of T-Mobile. Concurrent with the close of the merger, certain of Sprint’s debt instruments were repaid by Sprint and T-Mobile under various agreements with the debtholders.
COVID-19
The global outbreak of coronavirus (COVID-19) has led to severe disruptions in general economic activities, particularly retail operations, as businesses and federal, state, and local governments took broad actions to mitigate this public health crisis. The impact of COVID-19 and measures to prevent its spread affected our business in a number of ways. As we focused on our community and doing our part to stop the spread of COVID-19, we closed or limited operations at many of our retail locations. For stores that remain open, consumer demand has declined.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The ultimate significance of the impact of COVID-19 on our business is uncertain at this time. The impact will depend, in part, on the extent of governmental measures affecting day-to-day life and the duration that such measures remain in place to respond to COVID-19. As the Merger Transaction has now been completed, T-Mobile will provide more information about its views regarding the business outlook for the combined company in its future public filings.
See Note 15. Segments for selling, general and administrative expenses primarily related to sales commissions and other labor costs paid to employees at closed retail stores resulting from the COVID-19 pandemic for the year ended March 31, 2020.

Note 2.	Summary of Significant Accounting Policies and Other Information
Basis of Consolidation and Estimates
The consolidated financial statements include our accounts, those of our 100% owned subsidiaries, and subsidiaries we control or in which we have a controlling financial interest. All intercompany transactions and balances have been eliminated in consolidation.
The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States (U.S. GAAP). This requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements. Significant estimates and assumptions are used for, but are not limited to, allowance for doubtful accounts, estimated economic lives and residual values of property, plant and equipment, fair value of identified purchased tangible and intangible assets in a business combination and fair value assessments for purposes of impairment testing.
Certain prior period amounts have been reclassified to conform to the current period presentation.
Summary of Significant Accounting Policies
Cash and Cash Equivalents
Cash equivalents generally include highly liquid investments with maturities at the time of purchase of three months or less. These investments may include money market funds, certificates of deposit, U.S. government and government-sponsored debt securities, corporate debt securities, municipal securities, bank-related securities, and credit and debit card transactions in process. The carrying amounts approximate fair value.
Short-Term Investments
Short-term investments generally include time deposits, corporate debt securities and commercial paper with terms greater than three months but less than one year at the date of purchase. The carrying amounts are recorded at amortized cost and approximate fair value. The interest earned is recognized in the consolidated statements of operations over the contractual term of the short-term investments.
Installment Receivables
The carrying value of installment receivables generally approximates fair value because the receivables are recorded at their present value, net of the deferred interest and allowance for credit losses. For certain installment sales in our indirect channel, we impute interest on the installment receivable and record a corresponding contract asset and deferred interest as a reduction to the related receivable. Interest income is recognized over the term of the installment contract in service revenue.
We categorize our installment receivables as prime and subprime based upon subscriber credit profiles and as unbilled, billed-current and billed-past due based upon the age of the receivable. We use proprietary scoring systems that measure the credit quality of our receivables using several factors, such as credit bureau information, subscriber credit risk scores and service plan characteristics. Payment history is subsequently monitored to further evaluate credit profiles. Prime subscriber receivables are those with lower delinquency risk and subprime subscriber receivables are those with higher delinquency risk. Subscribers within the subprime category may be required to make a down payment on their device and accessory purchases. Installment receivables for which invoices have not yet generated for the customer are considered unbilled. Installment receivables for which invoices have been generated but are not past the contractual due date are

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

considered billed-current. Installment receivables for which invoices have been generated and the payment is approximately ten days past the contractual due date are considered billed-past due. Account balances are written off if collection efforts are unsuccessful and future collection is unlikely based on the length of time from the day accounts become past due.
Allowance for Doubtful Accounts
An allowance for doubtful accounts is established to cover probable and reasonably estimable losses. Because of the number of subscriber accounts, it is not practical to review the collectability of each of those accounts individually to determine the amount of allowance for doubtful accounts each period, although some account level analysis is performed with respect to large wireless and wireline subscribers. The estimate of allowance for doubtful accounts considers a number of factors, including collection experience, aging of the remaining accounts receivable portfolios, credit quality of the subscriber base and other qualitative considerations, including macroeconomic factors such as COVID-19. Account balances are written off if collection efforts are unsuccessful and future collection is unlikely based on the length of time from the day accounts become past due. Amounts written off against the allowance for doubtful accounts, net of recoveries and other adjustments, were $539 million, $360 million, and $451 million for the years ended March 31, 2020, 2019, and 2018, respectively. See Note 3. Installment Receivables for additional information as it relates to the allowance for doubtful accounts specifically attributable to installment receivables.
Device and Other Inventory
Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. The Company sells wireless devices separately or in conjunction with a service contract. A device sold with a service contract may be sold below cost, as any promotional discounts on the device are expected to be recovered through the service contract.
The net realizable value of devices and other inventory is analyzed on a regular basis. This analysis includes assessing obsolescence, sales forecasts, product life cycle, marketplace and other considerations. If assessments regarding the above factors adversely change, we may sell devices at lower prices or record a write-down to inventory for obsolete or slow-moving items prior to the point of sale.
Property, Plant and Equipment
Property, plant and equipment (PP&E), including improvements that extend useful lives, are recognized at cost. Depreciation on PP&E is generally calculated using the straight-line method based on estimated economic useful lives of 3 to 30 years for buildings and improvements and network equipment, site costs and related software and 3 to 12 years for non-network internal use software, office equipment and other. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the respective assets. Leased devices are depreciated using the straight-line method to their estimated residual value generally over the term of the lease. We calculate depreciation on certain network assets using the group life method. Accordingly, ordinary asset retirements and disposals on those assets are charged against accumulated depreciation with no gain or loss recognized. Gains or losses associated with all other asset retirements or disposals are recognized in "Other, net" in the consolidated statements of operations. Depreciation rates for assets are revised periodically to account for changes, if any, related to management's strategic objectives, technological changes, changes in estimated residual values, or obsolescence. Changes in our estimates will result in adjustments to depreciation expense prospectively over the estimated useful lives of our non-leased assets and over the remaining period of benefit for devices leased to our customers. Repair and maintenance costs and research and development costs are expensed as incurred.
We capitalize costs for network and non-network software developed or obtained for internal use during the application development stage. These costs are included in PP&E and, when the software is placed in service, are depreciated over estimated useful lives of three to five years. Costs incurred during the preliminary project and post-implementation stage, as well as maintenance and training costs, are expensed as incurred.
Long-Lived Asset Impairment
Sprint evaluates long-lived assets, including intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Asset groups are determined at the lowest level for which identifiable cash flows are largely independent of cash flows of other groups of assets and liabilities. When the carrying amount of a long-lived asset group is not recoverable and exceeds its fair

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

value, an impairment loss is recognized equal to the excess of the asset group’s carrying value over the estimated fair value. See Note 5. Property, Plant and Equipment for additional information on long-lived asset impairments.
Certain assets that have not yet been deployed in the business, including network equipment, cell site development costs and software in development, are periodically assessed to determine recoverability. Network equipment and cell site development costs are expensed whenever events or changes in circumstances cause the Company to conclude the assets are no longer needed to meet management's strategic network plans and will not be deployed. Software development costs are expensed when it is no longer probable that the software project will be deployed. Network equipment that has been removed from the network is also periodically assessed to determine recoverability. If we experience significant operational challenges, including retaining and attracting subscribers, future cash flows of the Company may not be sufficient to recover the carrying value of our assets or asset groups, and we could record asset impairments that are material to Sprint's consolidated results of operations and financial condition.
Indefinite-Lived Intangible Assets
Our indefinite-lived intangible assets primarily consist of goodwill, certain of our trademarks and FCC licenses. Goodwill represents the excess of consideration paid over the estimated fair value of the net tangible and identifiable intangible assets acquired in business combinations. In determining whether an intangible asset, other than goodwill, is indefinite-lived, we consider the expected use of the assets, the regulatory and economic environment within which they are being used, and the effects of obsolescence on their use. We assess our indefinite-lived intangible assets, including goodwill, for impairment at least annually or, if necessary, more frequently, whenever events or changes in circumstances indicate the asset may be impaired.
These evaluations, which include the determination of fair value, require considerable judgment and are highly sensitive to changes in underlying assumptions. Consequently, there can be no assurance that the estimates and assumptions made for the purposes of estimating the fair values of our indefinite-lived assets, including goodwill, will prove to be an accurate prediction of the future. Significant changes within the macroeconomic environment, discount rates, growth rates, and uncertainties surrounding forecasted growth could impact the underlying key assumptions and our estimated fair values, potentially leading to a future material impairment of goodwill or other indefinite-lived intangible assets. See Note 6. Intangible Assets for additional information on indefinite-lived intangible asset impairments.
Derivatives and Hedging
The Company uses derivative instruments to hedge its exposure to interest rate risks arising from operating and financing activities. In accordance with its risk management policies, the Company generally does not hold or issue derivative instruments for trading or speculative purposes.
Derivatives are recognized in the consolidated balance sheets at their fair values. When the Company becomes a party to a derivative instrument and intends to apply hedge accounting, it formally documents the hedge relationship and the risk management objective for undertaking the hedge which includes designating the instrument for financial reporting purposes as a fair value hedge, a cash flow hedge, or a net investment hedge. The accounting for changes in fair value of a derivative instrument depends on whether the Company had designated it in a qualifying hedging relationship and further, on the type of hedging relationship. At March 31, 2020, the Company only held and applied hedge accounting for derivatives designated as cash flow hedges.
Changes in the fair value of a derivative not designated in a hedging relationship are recognized in the consolidated statements of operations. The changes in the fair value of a derivative designated as a cash flow hedge is recorded in "Other comprehensive (loss) income" in the consolidated statements of comprehensive (loss) income and reclassified into earnings in the period or periods during which the hedged item affects earnings.
For derivative instruments designated as hedges, the Company assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. Highly effective means that cumulative changes in the fair value of the derivative are between 80% and 125% of the cumulative changes in the fair value of the hedged item. In addition, when the Company determines that a derivative is not highly effective as a hedge, hedge accounting is discontinued. When it is probable that a hedged forecasted transaction will not occur, the Company discontinues hedge accounting for the affected portion of the forecasted transaction, and reclassifies any gains or losses in "Accumulated other comprehensive loss" to earnings in the

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

consolidated statements of operations. When a derivative in a hedge relationship is terminated or the hedged item is sold, extinguished or terminated, hedge accounting is discontinued prospectively.
Benefit Plans
We provide a defined benefit pension plan and other postretirement benefits to certain employees, and we sponsor a defined contribution plan for all employees.
In November 2019, the Company's Board of Directors approved a plan amendment to the Sprint Retirement Pension Plan (the Plan) to offer certain terminated participants, who had not begun to receive Plan benefits, the opportunity to voluntarily elect to receive their benefits as an immediate lump sum distribution. Upon expiration of the election period and completion of cash payments during the three-month period ended December 31, 2019, the lump sum distribution, totaling $257 million, created a settlement event that resulted in a $57 million charge, which is reflected in "Other, net" in the consolidated statements of operations, and a reduction in the projected benefit obligation of $115 million, impacted by the settlement as well as a change in the mortality tables and a change in the discount rate used to estimate the projected benefit obligation.
As of March 31, 2020 and 2019, the fair value of our pension plan assets and certain other postretirement benefit plan assets in aggregate was $1.2 billion and $1.4 billion, respectively, and the fair value of our projected benefit obligations in aggregate was $2.1 billion and $2.2 billion, respectively. As a result, the plans were underfunded by approximately $900 million and $800 million as of March 31, 2020 and 2019, respectively, and were recorded as a net liability in our consolidated balance sheets. Estimated contributions totaling $82 million are expected to be paid during fiscal year 2020.
The offset to the pension liability is recorded in equity as a component of "Accumulated other comprehensive loss," net of tax, including net actuarial losses of $146 million, $49 million and $30 million for the years ended March 31, 2020, 2019 and 2018, respectively, which is amortized to "Other income (expense), net" in our consolidated statements of operations. The change in the net liability of the Plan in the year ended March 31, 2020 was affected by a change in the discount rate used to estimate the projected benefit obligation, decreasing from 4.1% for the year ended March 31, 2019 to 3.4% for the year ended March 31, 2020. The change in the net liability of the Plan in the year ended March 31, 2019 was affected by the lower than expected actual rate of return on Plan assets experienced during the year. There was no change in the discount rate used to estimate the projected benefit obligation during the year ended March 31, 2019. The change in the net liability of the Plan in the year ended March 31, 2018 was affected by a change in the discount rate used to estimate the projected benefit obligation, decreasing from 4.3% for the year ended March 31, 2017 to 4.1% for the year ended March 31, 2018. Future cash contributions are expected to be made to the Plan in an amount necessary to meet minimum funding requirements according to applicable benefit plan regulations.
As of December 31, 2005, the Plan was amended to freeze benefit plan accruals for participants. The objective for the investment portfolio of the pension plan is to achieve a long-term nominal rate of return, net of fees, which exceeds the plan's long-term expected rate of return on investments for funding purposes, which was 7.00% and 7.25% for the years ended March 31, 2020 and 2019, respectively. To meet this objective, our investment strategy for the seven-month period ended October 31, 2018 was governed by an asset allocation policy, whereby a targeted allocation percentage is assigned to each asset class as follows: 38% to U.S. equities; 16% to international equities; 28% to fixed income investments; 9% to real estate investments; and 9% to other investments including hedge funds. Actual allocations are allowed to deviate from target allocation percentages within a range for each asset class as defined in the investment policy. As of March 31, 2020, the target allocation percentage assigned to each asset class was revised as follows: 24% to U.S. equities; 17% to non-U.S. equities; 44% to fixed income investments; 11% to real estate, infrastructure and private assets; and 4% to other investments. The Company has not yet selected a long-term expected rate of return on investments for funding purposes for the year ended March 31, 2021.
Investments of the Plan are measured at fair value on a recurring basis, which is determined using quoted market prices or estimated fair values. As of March 31, 2020, 21% of the investment portfolio was valued at quoted prices in active markets for identical assets; 74% was valued using quoted prices for similar assets in active or inactive markets, or other observable inputs; and 5% was valued using unobservable inputs that are supported by little or no market activity, the majority of which used the net asset value per share (or its equivalent) as a practical expedient to measure the fair value.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Under Sprint's defined contribution plan, participants may contribute a portion of their eligible pay to the plan through payroll withholdings. The Company will match 100% of the participants' pre-tax and Roth contribution (in aggregate) on the first 3% of eligible compensation and 50% of the participants' pre-tax and Roth contribution (in aggregate) on the next 2% of eligible compensation for the calendar year 2020. The Company matched 100% of the participants' pre-tax and Roth contribution (in aggregate) on the first 3% of eligible compensation for the calendar years 2019 and 2018. Fixed matching contributions totaled $52 million, $47 million, and $38 million for the fiscal years ended March 31, 2020, 2019, and 2018, respectively.
Revenue Recognition
We earn revenue from contracts with customers, primarily through the provision of telecommunications and other services and the sale or rental of wireless devices and accessories. Net operating revenues primarily consist of Wireless and Wireline service revenues, revenues generated from device and accessory sales, revenues from wholesale operators and third-party affiliates. Our contracts with customers may involve multiple performance obligations, which include services, wireless devices or a combination thereof, and we allocate the transaction price between each performance obligation based on its relative standalone selling price.
Contracts with Customers
Service-related components of the total transaction price typically consist of fixed monthly recurring charges, variable usage charges and miscellaneous fees such as activation fees, international long distance and roaming, commissions on the device insurance program, late payment and administrative fees, and certain regulatory-related fees, net of service credits. For contracts involving multiple performance obligations, such as equipment and service, revenue is allocated based on relative standalone selling price of each performance obligation. We generally recognize revenue allocated to service performance obligations as those services are rendered. As a result of the timing of our multiple billing cycles throughout each month, we are required to estimate the amount of subscriber revenues earned but not billed from the end of each billing cycle to the end of each reporting period, and to estimate and defer amounts billed but not earned as of the end of each reporting period. These estimates are based primarily on rate plans in effect and our historical usage and billing patterns. Regulatory fees and costs are recorded gross. The largest component of regulatory fees is the Universal Service Fund, which represented approximately 1% of net operating revenues for the each of the years ended March 31, 2020, 2019 and 2018, in the consolidated statements of operations.
We recognize equipment sales and corresponding costs of equipment sales when title and risk of loss passes to the indirect dealer or end-use subscriber, assuming all other revenue recognition criteria are met. This typically occurs at the point of sale for direct channel sales and freight-on-board dealer destination for indirect channel sales. For the years ended March 31, 2020 and March 31, 2019, equipment sales to our indirect dealers were approximately $3.0 billion and $3.5 billion, respectively. In subsidized postpaid and prepaid Wireless contracts, we subsidize the cost of the device as an incentive to retain and acquire subscribers.
We recognize revenue on equipment rentals subject to leasing contracts in accordance with the classification of the lease, which is over the lease term for operating leases or upon transfer of control over the equipment for most finance leases. Qualified subscribers can lease a device for a contractual period of time. At the end of the lease term, subscribers have the option to return the device, continue leasing the device or purchase the device. Accounting for device leases involves specific determinations under applicable lease accounting standards, which involve complex and prescriptive provisions. These provisions impact the timing and amount of revenue recognized for our leased devices. The critical elements that are considered with respect to our lease accounting are the economic life of the device and the fair value of the device, including the residual value. We only lease devices to qualifying subscribers that also purchase a service plan. To date, substantially all of our device leases were classified as operating leases. Revenues under these arrangements are allocated amongst the deliverables in the multiple-element arrangement considering the relative fair values of the lease and non-lease elements. The amount allocable to the operating lease element is included within "Equipment rentals" in the consolidated statements of operations and is recognized ratably over the lease term, which is typically two years or less.
If a multiple-element arrangement includes an option to purchase, on a monthly basis, an annual trade-in right, the amount of the total arrangement consideration is reduced by the estimated fair value of the trade-in right or the guarantee and the remaining proceeds are then allocated amongst the other deliverables in the arrangement.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Performance Obligations
Performance obligations related to our Wireless segment involve the provision of equipment and service. In most circumstances, equipment performance obligations provided to the customer as part of subsidized and installment billing contracts, or as part of standalone equipment sales, are satisfied when title and risk of loss passes to the indirect dealer or end-use subscriber, assuming all other revenue recognition criteria are met. This typically occurs at the point of sale for direct channel sales and freight-on-board dealer destination for indirect channel sales. We recognize revenue on equipment rentals subject to leasing contracts in accordance with the classification of the lease, which is over the lease term for operating leases or upon transfer of control over the equipment for most capital leases. Wireless service performance obligations are typically satisfied over 24 months for subsidized and installment billing contracts with substantive termination penalties such as Buy-One-Get-One (BOGO) contracts, over 18 to 30 months for leasing contracts, and over one month for traditional installment billing contracts. Amounts due for subsidized equipment are due at point of sale. Amounts due for equipment subject to an operating or capital lease are invoiced and collected monthly over the term of the lease. Amounts due for equipment subject to an installment billing note are invoiced and collected monthly over the term of the note, typically between 24 and 30 months for handsets and 12 to 18 months for accessories. A financing component exists in relation to subsidized and installment billing Wireless contracts. However, we do not consider the financing component to be quantitatively or qualitatively significant for installment billing contracts with durations longer than one year. For those installment billing contracts with durations of one year or less, we have elected to apply the practical expedient and not adjust the transaction price for the effects of a financing component. Amounts due for Wireless services are typically invoiced and collected monthly over the relevant service period. Wireless contracts generally do not involve variable consideration, other than expected adjustments to the total transaction price related to expected future price concessions and product returns and service refunds. Our Wireless contracts include consideration resulting from monthly customer charges intended to partially recover taxes imposed on the Company, including fees related to the Universal Service Fund. These fees are based on the customer's estimated monthly voice usage and are therefore allocated to corresponding distinct months of Wireless services. We update our estimates related to return and refund obligations for Wireless equipment and services on a quarterly basis. Returns and refunds are typically provided for up to 14 days after contract inception for individual customers and for 30 days for business customers.
Performance obligations related to our Wireline business involve the provision of services to corporate customers. Wireline service performance obligations are typically satisfied over a period between 24 and 36 months. Amounts due for services are invoiced and collected periodically over the relevant service period. Wireline contracts are not subject to significant amounts of variable consideration, other than charges intended to partially recover taxes imposed on the Company, including fees related to the Universal Service Fund. Such fees are based on the customer's estimated monthly usage and are therefore allocated to corresponding distinct months of Wireline services. Our Wireline contracts do provide the customer with monthly options to purchase goods or services at prices commensurate with the standalone selling prices for those goods or services, as determined at contract inception.
Significant Judgments
The accounting estimates and judgments related to the recognition of revenue require us to make assumptions about numerous factors such as future billing adjustments, future returns, and the total contract consideration (e.g., for contracts which include customer incentives or consideration payable to the customer).
We use output methods to recognize revenue for performance obligations satisfied over time (i.e., service performance obligations). Output methods measure progress toward satisfying a performance obligation on the basis of direct measurements of the goods or services transferred to date, relative to the remaining goods or services promised under a contract. Management asserts that this method most reasonably represents the transfer of goods or services to the customer. For prepaid contracts which provide the customer with the ability to redeem fixed prepayments for future goods or services, we utilize the proportional amount of redemptions from the customer in comparison to the total expected amount of redemptions as an estimate of our progress toward satisfaction of our performance obligations. For postpaid contracts with unlimited amounts of monthly service and for Wireline contracts, we utilize the time elapsed in relation to the total contract duration as an estimate of our progress toward satisfaction of our performance obligations.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In determining the amounts of revenue to recognize, we use the following methods, inputs, and assumptions:

•
Determination of transaction price - we include any fixed and determinable charges per our contracts as part of the total transaction price. To the extent that variable consideration is not constrained, we include a probability-weighted estimate of the variable amount within the total transaction price and update our assumptions over the duration of the contract. We do not accept non-cash consideration from our customers as direct payment for the purchase of equipment at contract inception or for the purchase of ongoing services. Subject to certain restrictions, we may purchase used equipment from customers entering into a new subscriber contract. Our payment for the purchase of this used equipment may not equal its market value. In those circumstances, the expected difference between the purchase price and the market value of the used equipment is treated as an adjustment to the total transaction price of the customer's contract at contract inception.

•
Assessment of estimates of variable consideration - our Wireless contracts generally do not involve variable consideration which must be allocated amongst performance obligations at contract inception, other than expected adjustments to the total transaction price related to (a) customer equipment rebates; (b) customer retention credits; and (c) product returns and service refunds, all of which we are able to reasonably estimate at contract inception based upon historical experience with similar or identical contracts and similar or identical customers. Our Wireline contracts are generally not subject to significant amounts of variable consideration. We do not consider any of our variable consideration to be constrained for the purpose of estimating the total transaction price to be allocated to our performance obligations.

•
Allocation of transaction price - we allocate the total transaction price in our contracts amongst performance obligations based upon the relative standalone selling prices of those performance obligations. We use observable external pricing of performance obligations when sold on a standalone basis as evidence of standalone selling prices. Discounts and premiums built into our transaction prices are typically allocated proportionately to all performance obligations within the contracts, exclusive of performance obligations for the delivery of accessories, which are consistently sold at a standalone selling price regardless of bundling, and with the exception of estimated Wireless customer retention credits, which are treated as a reduction in the portion of the total transaction price allocated to service revenue.

•
Measurement of returns, refunds, and other similar obligations are estimated separately for separate product and service types based upon historical experience with similar contracts and similar types of customers. The total transaction price is reduced by the amount estimated as a return, refund, or other similar obligation in relation to the sale. This amount is recorded as a current liability, unless and until our estimates have changed or the relevant obligation has been satisfied.

Costs to Acquire a Customer Contract
We compensate our dealers and retail employees using specific compensation programs. Sales commissions through these compensation programs are generally earned upon the sale of our devices, service contracts, or both, to an end-use subscriber. Incremental and direct costs to obtain and fulfill contracts with customers, such as sales commissions, are deferred and amortized consistent with the transfer of the related good or service. We capitalize incremental commissions directly related to the acquisition or renewal of customer contracts, to the extent that the costs are expected to be recovered. Capitalized costs are amortized on a straight-line basis over the shorter of the expected customer life or the expected benefit related directly to those costs.
We assess our capitalized contract acquisition asset for impairment on a quarterly basis. We impair our capitalized costs to the extent that the carrying amount of a capitalized cost exceeds (a) the remaining amount of consideration we expect to receive in exchange for the goods and services related to the cost, less (b) the expected costs related directly to providing those goods and services that have not yet been recognized as expenses.
Severance and Exit Costs
Liabilities for severance and exit costs are recognized based upon the nature of the cost to be incurred. For involuntary separation plans that are completed within the guidelines of our written involuntary separation plan, a liability is recognized when it is probable and reasonably estimable. For voluntary separation plans (VSP), a liability is recognized when

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

the VSP is irrevocably accepted by the employee. For one-time termination benefits, such as additional severance pay or benefit payouts, and other exit costs, the liability is measured and recognized initially at fair value in the period in which the liability is incurred, with subsequent changes to the liability recognized as adjustments in the period of change. Severance and exit costs associated with business combinations are recorded in the results of operations when incurred.
Compensation Plans
As of March 31, 2020, Sprint sponsored three incentive plans: the Amended and Restated 2015 Omnibus Incentive Plan (2015 Plan); the 2007 Omnibus Incentive Plan (2007 Plan); and the 1997 Long-Term Incentive Program (1997 Program) (together, Compensation Plans). Sprint also sponsored an Employee Stock Purchase Plan (ESPP) as of March 31, 2020. Under the 2015 Plan, we granted share and non-share based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other equity-based and cash awards to employees, outside directors and other eligible individuals as defined by the plan. As of March 31, 2020, the number of shares available and reserved for future grants under the 2015 Plan and ESPP totaled approximately 182 million common shares. The Compensation Committee of Sprint's board of directors, or one or more executive officers should the Compensation Committee so authorize, as provided in the 2015 Plan, determined the terms of each share and non-share based award. No new grants can be made under the 2007 Plan or the 1997 Program. We use new shares to satisfy share-based awards or treasury shares, if available.
The fair value of each option award is estimated on the grant date using the Black-Scholes option valuation model, based on several assumptions including the risk-free interest rate, volatility, expected dividend yield and expected term. During the year ended March 31, 2018, the Company granted approximately 3 million stock options with a weighted average grant date fair value of $3.98 per share based upon assumptions of a risk-free interest rate from 1.93% to 2.65%, expected volatility from 41.9% to 51.8%, expected dividend yield of 0% and expected term from 5.5 to 6.5. In general, options are granted with an exercise price equal to the market value of the underlying shares on the grant date, vest on an annual basis over three years, and have a contractual term of ten years. The Company did not grant any stock options during the years ended March 31, 2020 and 2019. As of March 31, 2020, 16 million options were outstanding, of which 15 million options were exercisable.
We generally determine the fair value of each restricted stock unit award based on the closing price of the Company's common stock on the date of grant. Restricted stock units generally have performance and service requirements or service requirements only with vesting periods ranging from one to three years.
During the year ended March 31, 2018, we also granted performance-based restricted stock units to executive and non-executive employees that are earned (Earned Shares) based upon the achievement of certain market conditions equal to specified volume-weighted average prices of the Company's common stock during regular trading on the New York Stock Exchange over any 150-day calendar period during a performance period specific to each grant (Performance Period). For these awards granted in the year ended March 31, 2018, the specified market criteria has not yet been achieved within the Performance Period. Upon achievement, the Earned Shares will generally vest 50% over four years from the grant date and 50% over five years from the grant date, with continuous service required through each vesting date. During the year ended March 31, 2018, the vesting schedule for Earned Shares was modified, with no incremental impact on compensation expense, to generally vest one-third over two years from the grant date, one-third over three years from the grant date, and one-third over four years from the grant date, with continuous service required through each vesting date. The fair value of these market-based restricted stock units is estimated at the date of grant using a Monte Carlo valuation methodology, which incorporates into the valuation the possibility that the market condition may not be satisfied. For the year ended March 31, 2018, assumptions used in the Monte Carlo valuation model are consistent with those we use to value stock options and include a risk-free interest rate from 1.79% to 2.42%, expected volatility from 41.9% to 51.8%, and expected dividend yield of 0%. The number of restricted stock units that ultimately vest can increase depending upon the future performance of the Company's common stock and the achievement of a higher threshold price target during the Performance Period, with a maximum payout of 120%. Compensation cost related to the share-based awards with market conditions is recognized regardless of the level of threshold price target achievement. No such awards were granted during the years ended March 31, 2020 and 2019.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Employees and directors who are granted restricted stock units are not required to pay for the shares but generally must remain employed with us, or continue to serve as a member of our board of directors, until the restrictions lapse, which is typically three years for employees and one year for directors. Certain restricted stock units outstanding as of March 31, 2020, are entitled to dividend equivalents paid in cash, if dividends are declared and paid on common shares, but performance-based restricted stock units are not entitled to dividend equivalent payments until the applicable performance and service criteria have been met. During the year ended March 31, 2020, the Company granted approximately 14 million service only and performance-based restricted stock units, including those with market conditions, with a weighted average grant date fair value of $6.06 per share. At March 31, 2020, approximately 52 million restricted stock unit awards were outstanding.
Compensation Costs
The cost of employee services received in exchange for share-based awards classified as equity is measured using the estimated fair value of the award on the date of the grant, and that cost is recognized over the period that the award recipient is required to provide service in exchange for the award. Awards of instruments classified as liabilities are measured at the estimated fair value at each reporting date through settlement.
Pre-tax share and non-share based compensation charges from our incentive plans included in net (loss) income were $115 million, $132 million, and $182 million for the years ended March 31, 2020, 2019, and 2018, respectively. The net income tax benefit recognized in the consolidated financial statements for share-based compensation awards was $38 million, $30 million, and $65 million for the years ended March 31, 2020, 2019, and 2018, respectively. As of March 31, 2020, there was $59 million of total unrecognized compensation cost related to non-vested incentive awards that are expected to be recognized over a weighted average period of 1.28 years.
Advertising Costs
We recognize advertising expense when incurred as selling, general and administrative expense. Advertising expenses totaled $1.1 billion for each of the years ended March 31, 2020 and 2019, and $1.3 billion for the year ended March 31, 2018.
Variable Interest Entities (VIE)
VIEs are entities which lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, have equity investors which do not have the ability to make significant decisions relating to the entity's operations through voting rights, do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entity. A common type of VIE is a special purposes entity (SPE). SPEs are commonly used in securitization transactions in order to isolate certain assets and distribute the cash flows from those assets to investors. SPEs are generally structured to insulate investors from claims on the SPE's assets by creditors of other entities, including the creditors of the seller of the assets.
We are required to consolidate the assets and liabilities of VIEs when we are deemed to be the primary beneficiary. The primary beneficiary is the party which has the power to make the decisions that most significantly affect the economic performance of the VIE and has the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.
New Accounting Pronouncements
Accounting Pronouncements Adopted During the Current Year
In February 2016, the Financial Accounting Standards Board (FASB) issued new authoritative literature, Leases (Topic 842), and has subsequently modified several areas of the standard in order to provide additional clarity and improvements. The new standard supersedes much of the existing lease guidance (Topic 840) to enhance the transparency and comparability of financial reporting related to leasing arrangements. This guidance requires lessees, among other things, to recognize right-of-use (ROU) assets and lease liabilities on their balance sheet for all leases. The criteria for distinguishing leases between finance and operating are substantially similar to criteria for distinguishing between capital leases and operating leases in previous lease guidance. In July 2018, the FASB made targeted improvements to the standard, including providing an additional and optional transition method. Under this method, an entity initially applies the standard at the

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

adoption date, including the election of certain transition reliefs, and recognizes a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption.
The Company adopted this standard beginning on April 1, 2019 using the modified retrospective transition method such that the comparative period financial statements and disclosures were not adjusted. Results for reporting periods beginning after April 1, 2019 are presented under Topic 842, while amounts reported under prior periods have not been adjusted and continue to be reported under accounting standards in effect for those periods. See Note 7. Leases for additional information related to operating and financing leases, including qualitative and quantitative disclosures required under Topic
842.
The new standard provides for a number of optional practical expedients in transition. We elected the package of practical expedients as defined by the standard that allows an entity not to reassess:

•	whether expired or existing contracts contain leases under the new definition of a lease;

•	lease classification for expired or existing leases; and

•	whether previously capitalized initial direct costs would qualify for capitalization under Topic 842.
Additionally, the Company elected the permitted practical expedient to use hindsight in determining the lease term under the new standard and the practical expedient related to land easements, allowing us to carry forward our accounting treatment for land easements under existing agreements.
The most significant change from adopting the new standard involved recognizing ROU assets and lease liabilities for operating leases which resulted in a material impact to our consolidated balance sheet. As of the adoption date, we recognized ROU assets in the amount of $7.4 billion and related liabilities in current liabilities of $1.8 billion and a long-term lease liability in the amount of $6.3 billion. This impact is inclusive of the following:

•
the recognition of the lease liability and ROU assets for operating leases that were not previously recorded. The ROU asset was adjusted for recognized balances associated with operating leases, including prepaid and deferred rent, cease-use liabilities and favorable or unfavorable intangible assets; and

•	the impact of our election to apply hindsight in determining the lease term, such that our lease liability generally only includes payments for the initial non-cancelable lease term.
As the Company has elected the modified retrospective transition method, any assets and liabilities that were recognized solely as a result of a transaction where the Company was the deemed owner during construction were derecognized at transition for completed construction sites. The Company funded construction costs for a certain population of owner during construction cell sites (ODC sites). These costs were concluded to be prepaid lease payments; consequently, such amounts were carried over at their depreciated balance of approximately $0.6 billion and included in the associated finance lease ROU assets, which is included within "Property, Plant and Equipment, net" in the consolidated balance sheets. The remaining lease obligations for these ODC sites were immaterial.
Additionally, the Company is party to several leaseback arrangements. Under the transition provision of Topic 842, we were required to reassess the previously failed sale-leasebacks of certain Sprint-owned wireless communication tower sites and determine whether the transfer of the assets to the tower operator under the arrangement met the transfer of control criteria in the revenue standard and the new leasing standard and whether a sale should be recognized. We concluded that a sale should be recognized for the approximately 1,750 remaining tower sites transferred to a third-party under an agreement that closed in 2008. Upon adoption on April 1, 2019, we derecognized our existing long-term financial obligation and the tower-related property and equipment associated with these previously failed sale-leaseback tower sites and recognized a lease liability and ROU asset for the leaseback of the tower sites. The impacts from the change in accounting conclusion are a decrease to accumulated deficit of $104 million, a decrease in liabilities of $108 million and a decrease in property, plant and equipment, net of $4 million upon transition to Topic 842.
For lease arrangements where we are the lessor, the adoption of the standard did not have a material impact. While the standard modifies the classification and accounting for sales-type and direct finance leases, substantially all of the Company's current handset leases are classified as operating leases. If terms remain consistent with the Company’s current leasing program, we do not expect material sales-type or direct financing leases in future periods.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The cumulative after-tax effect of the changes made to our consolidated balance sheet for the adoption of Topic 842 effective for the Company on April 1, 2019 were as follows:

	March 31, 2019	Effects of the adoption of Topic 842	April 1, 2019
	(in millions)
ASSETS
Current assets:
Prepaid expenses and other current assets	$1,289	$(111)	$1,178
Property, plant and equipment	41,740	(31)	41,709
Accumulated depreciation	(20,539)	27	(20,512)
Property, plant and equipment, net	21,201	(4)	21,197
Operating lease right-of-use assets	—	7,358	7,358
Definite-lived intangible assets, net	1,769	(119)	1,650
Other assets	1,118	(1)	1,117
LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and other current liabilities	$3,597	$(178)	$3,419
Current operating lease liabilities	—	1,813	1,813
Current portion of long-term debt, financing and finance lease obligations	4,557	(43)	4,514
Long-term debt, financing and finance lease obligations	35,366	(67)	35,299
Long-term operating lease liabilities	—	6,263	6,263
Deferred tax liabilities	7,556	46	7,602
Other liabilities	3,437	(873)	2,564
Stockholders' equity:
(Accumulated deficit) retained earnings	(1,883)	162	(1,721)
In June 2018, the FASB issued authoritative guidance regarding Compensation - Stock Compensation, which expands the scope of ASC Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees. The Company adopted this standard on April 1, 2019 with no impact to our consolidated financial statements at the date of adoption.
Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued authoritative guidance regarding Financial Instruments - Credit Losses and has subsequently modified several areas of the standard in order to provide additional clarity and improvements. The new standard requires entities to use a Current Expected Credit Loss impairment model based on expected losses rather than incurred losses. Under this model, an entity would recognize an impairment allowance equal to its current estimate of all contractual cash flows that the entity does not expect to collect from financial assets measured at amortized cost within the scope of the standard. The entity's estimate would consider relevant information about past events, current conditions and reasonable and supportable forecasts, which will result in recognition of lifetime expected credit losses. The standard will be effective for the Company's fiscal year beginning April 1, 2020, including interim reporting periods therein, and will require a cumulative effect adjustment to the opening balance of retained earnings in the period in which the guidance is effective. We have completed a preliminary analysis of the impact of the new standard. Based on our current portfolio of assets within the scope of the standard, we do not expect adoption to have a material impact on our consolidated financial statements. The impact of the Current Expected Credit Loss impairment model on our consolidated financial statements in future reporting periods will depend on changes in macroeconomic factors, as well as changes in our business and investment strategies.
In August 2018, the FASB issued authoritative guidance regarding Fair Value Measurement: Disclosure Framework, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. The standard

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

will be effective for the Company for its fiscal year beginning April 1, 2020, including interim periods within that fiscal year, with early adoption permitted. The Company is currently evaluating the guidance and assessing its overall impact. However, we do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.
In August 2018, the FASB issued authoritative guidance regarding Intangibles - Goodwill and Other - Internal-Use Software, which aligns the requirements for a customer to capitalize implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard will be effective for the Company for its fiscal year beginning April 1, 2020, including interim periods within that fiscal year, with early adoption permitted. The Company is currently evaluating the guidance and assessing its overall impact. However, we do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.
In December 2019, the FASB issued authoritative guidance regarding Income Taxes, which removes certain exceptions and simplifies the accounting for income taxes by clarifying and amending existing guidance. This standard is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the guidance and assessing its overall impact. However, we do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

Note 3.Installment Receivables
Certain Sprint subscribers have the option to pay for their devices in installments, generally up to a 24-month period. Short-term installment receivables are recorded in "Accounts and notes receivable, net" and long-term installment receivables are recorded in "Other assets" in the consolidated balance sheets.
The following table summarizes the installment receivables:

	March 31,
	2020	2019
	(in millions)
Installment receivables, gross	$1,515	$1,212
Deferred interest	(76)	(71)
Installment receivables, net of deferred interest	1,439	1,141
Allowance for credit losses	(213)	(215)
Installment receivables, net	$1,226	$926

Classified in the consolidated balance sheets as:
Accounts and notes receivable, net	$963	$679
Other assets	263	247
Installment receivables, net	$1,226	$926
The balance and aging of installment receivables on a gross basis by credit category were as follows:

	March 31, 2020			March 31, 2019
	Prime	Subprime	Total	Prime	Subprime	Total
	(in millions)			(in millions)
Unbilled	$809	$597	$1,406	$667	$459	$1,126
Billed - current	51	31	82	43	22	65
Billed - past due	12	15	27	10	11	21
Installment receivables, gross	$872	$643	$1,515	$720	$492	$1,212

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Activity in the deferred interest and allowance for credit losses for the installment receivables was as follows:

	Year Ended March 31,
	2020	2019
	(in millions)
Deferred interest and allowance for credit losses, beginning of period	$286	$323
Adjustment to deferred interest on short- and long-term installment receivables due to Topic 606	—	(50)
Bad debt expense	153	116
Write-offs, net of recoveries	(157)	(118)
Change in deferred interest on short- and long-term installment receivables	7	15
Deferred interest and allowance for credit losses, end of period	$289	$286

Note 4.	Financial Instruments
The Company carries certain assets and liabilities at fair value. Fair value is defined as an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs based on the observability as of the measurement date, is as follows: quoted prices in active markets for identical assets or liabilities; observable inputs other than the quoted prices in active markets for identical assets and liabilities; and unobservable inputs for which there is little or no market data, which require the Company to develop assumptions of what market participants would use in pricing the asset or liability.
The carrying amount of cash equivalents, accounts and notes receivable, and accounts payable approximates fair value. Short-term investments are recorded at amortized cost and the respective carrying amounts approximate the fair value that would be determined primarily using quoted prices in active markets. There were no short-term investments as of March 31, 2020. As of March 31, 2019, short-term investments consisted of $67 million of commercial paper. Current and long-term debt inclusive of our other financings are carried at amortized cost.
Debt for which estimated fair value is determined based on unobservable inputs primarily represents borrowings under our secured equipment credit facilities and sales of receivables under our Accounts Receivable Facility (Receivables Facility). See Note 8. Long-Term Debt, Financing and Finance Lease Obligations for additional information. The carrying amounts associated with these borrowings approximate fair value.
The estimated fair value of the majority of our current and long-term debt, excluding our secured equipment credit facilities, and sold wireless service, installment billing and future receivables is determined based on quoted prices in active markets or by using other observable inputs that are derived principally from, or corroborated by, observable market data.
The following table presents carrying amounts and estimated fair values of current and long-term debt and financing obligations:

	Carrying amount at March 31, 2020	Estimated Fair Value Using Input Type
		Quoted prices in active markets	Observable	Unobservable	Total estimated fair value
	(in millions)
Current and long-term debt and financing obligations	$36,458	$35,739	$—	$3,097	$38,836

	Carrying amount at March 31, 2019	Estimated Fair Value Using Input Type
		Quoted prices in active markets	Observable	Unobservable	Total estimated fair value
	(in millions)
Current and long-term debt and financing obligations	$40,193	$36,642	$197	$3,970	$40,809

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Property, Plant and Equipment
Property, plant and equipment consists primarily of network equipment, leased devices and other long-lived assets used to provide service to our subscribers. Non-cash accruals included in property, plant and equipment (excluding leased devices) totaled $1.0 billion, $1.2 billion, and $704 million as of March 31, 2020, 2019, and 2018, respectively.
The following table presents the components of property, plant and equipment and the related accumulated depreciation:

	March 31,
	2020	2019
	(in millions)
Land	$105	$246
Network equipment, site costs and related software	24,899	24,967
Buildings and improvements	466	856
Leased devices, non-network internal use software, office equipment and other	11,857	12,627
Construction in progress	2,289	3,044
Less: accumulated depreciation	(19,503)	(20,539)
Property, plant and equipment, net	$20,113	$21,201
Network equipment, site costs and related software includes switching equipment, cell site towers, site development costs, radio frequency equipment, network software, digital fiber optic cable, transport facilities and transmission-related equipment. Also included within this component are finance lease ROU assets, which primarily consist of prepayments of site rental costs for ODC site leases with an immaterial remaining lease obligation. Buildings and improvements principally consist of owned general office facilities, retail stores and leasehold improvements. Leased devices, non-network internal use software, office equipment and other primarily consists of leased devices, furniture, information technology systems, and equipment and vehicles. Construction in progress, which is not depreciated until placed in service, primarily includes materials, transmission and related equipment, labor, engineering, site development costs, interest and other costs relating to the construction and development of our network.
Sprint offers a leasing program to its customers whereby qualified subscribers can lease a device for a contractual period of time. At the end of the lease term, the subscriber has the option to return the device, continue leasing the device, or purchase the device. As of March 31, 2020, substantially all of our device leases were classified as operating leases. Purchases of leased devices are reported as cash outflows for "Capital expenditures - leased devices" in the consolidated statements of cash flows. The devices are then depreciated using the straight-line method to their estimated residual value generally over the term of the lease.
The following table presents leased devices and the related accumulated depreciation:

	March 31,
	2020	2019
	(in millions)
Leased devices	$10,236	$10,972
Less: accumulated depreciation	(3,850)	(4,360)
Leased devices, net	$6,386	$6,612
During the years ended March 31, 2020 and 2019, we had non-cash transfers of returned leased devices from property, plant and equipment to device and accessory inventory at the lower of net book value or their estimated fair value of $1.1 billion and $879 million, respectively. Non-cash accruals included in leased devices totaled $67 million, $185 million and $256 million as of March 31, 2020, 2019 and 2018, respectively.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2020, the minimum estimated payments to be received for leased devices were as follows (in millions):

Fiscal year 2020	$2,990
Fiscal year 2021	312
$3,302
During the years ended March 31, 2020, 2019 and 2018, we recorded $887 million, $1.1 billion and $868 million, respectively, of loss on disposal of property, plant and equipment, net of recoveries. Net losses that resulted from the write-off of leased devices were primarily associated with lease cancellations prior to the scheduled customer lease terms where customers did not return the devices to us. Such losses were the primary driver of the loss on disposal of property, plant and equipment, net of recoveries, and were $816 million, $643 million and $493 million for the years ended March 31, 2020, 2019 and 2018, respectively, and are included in "Cost of equipment rentals" in our consolidated statements of operations. Additionally, during the years ended March 31, 2020, 2019 and 2018, we recorded $71 million, $492 million and $375 million, respectively, of losses primarily related to cell site construction costs and other network costs that are no longer recoverable as a result of changes in our network plans, which are included in "Other, net" in our consolidated statements of operations.
On June 27, 2019, the Company entered into a sale of and subsequent lease agreement for our Overland Park, Kansas campus. The asset was classified as held-for-sale as of June 30, 2019 and measured at the lower of its carrying amount or fair value less cost to sell resulting in the recognition of a non-cash impairment of $207 million included in "Other, net" within the consolidated statements of operations. On July 9, 2019, the sale closed resulting in the derecognition of the campus assets and the Company leased the property from the new owner.

Note 6.	Intangible Assets
Indefinite-Lived Intangible Assets
Our indefinite-lived intangible assets consist of FCC licenses, which were acquired primarily through FCC auctions and business combinations, certain of our trademarks, and goodwill. At March 31, 2020, we held 800 MHz, 1.9 GHz and 2.5 GHz FCC licenses authorizing the use of radio frequency spectrum to deploy our wireless services. As long as the Company acts within the requirements and constraints of the regulatory authorities, the renewal and extension of these licenses is reasonably certain at minimal cost. Accordingly, we have concluded that FCC licenses are indefinite-lived intangible assets. Our Sprint and Boost Mobile trademarks have also been identified as indefinite-lived intangible assets. Goodwill represents the excess of consideration paid over the estimated fair value of net tangible and identifiable intangible assets acquired in business combinations.
The following provides the activity of indefinite-lived intangible assets within the consolidated balance sheets:

	March 31, 2019	Net Additions	March 31, 2020
	(in millions)
FCC licenses	$37,430	$41	$37,471
Trademarks	4,035	—	4,035
Goodwill	4,598	—	4,598
	$46,063	$41	$46,104

	March 31, 2018	Net Additions (Impairments)		March 31, 2019
	(in millions)
FCC licenses	$37,274	$156		$37,430
Trademarks	4,035	—		4,035
Goodwill	6,586	(1,988)	(1)	4,598
	$47,895	$(1,832)		$46,063
 _________________

(1)
Through March 31, 2019 accumulated impairment losses for goodwill were $2.0 billion. See discussion below. There were no additional accumulated impairment losses for the twelve-month period ended March 31, 2020.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Assessment of Impairment
Our annual impairment testing date for goodwill and indefinite-lived intangible assets is January 1 of each year; however, we test for impairment between our annual tests if an event occurs or circumstances change that indicate that the asset may be impaired, or in the case of goodwill, that the fair value of the reporting unit is below its carrying amount.
Our stock price at March 31, 2020 of $8.62 was above the net book value per share price of $6.23. The quoted market price of our stock is not the sole consideration of fair value. Other considerations included, but were not limited to, broad market and industry data.
During the year ended March 31, 2020, the Company completed its annual impairment testing for goodwill assigned to the Wireless reporting unit using a qualitative assessment. This assessment considered events and conditions that may provide an indication of impairment, including macroeconomic, industry-specific and entity-specific factors. Our impairment assessment for goodwill resulted in no impairment recorded for the year ended March 31, 2020.
During the year ended March 31, 2019, the Company completed its annual impairment testing for goodwill assigned to the Wireless reporting unit using quantitative approaches to determine the fair value of the Wireless reporting unit, which included a weighted calculation between income and market approaches. These approaches rely on significant unobservable inputs including, but not limited to, management’s forecasts of projected revenue, adjusted EBITDA, and cash flows. As a result of lower net customer additions, sustained negative free cash flow necessary to maintain a competitive network, and failures to meet prior forecasted projections, we updated our projected cash flows for our Wireless reporting unit. Our updated projections reflected declines in long-term revenue and adjusted EBITDA as compared to prior projections. As a result of our impairment testing, we concluded that the carrying value of the Wireless reporting unit was in excess of its estimated fair value by $2.0 billion as of January 1, 2019. As a result, a goodwill impairment charge in this amount has been recorded in our consolidated statements of operations for the year ended March 31, 2019.
We did not record an impairment for any other indefinite-lived intangible assets during the years ended March 31, 2020 and 2019.
The determination of fair value requires considerable judgment and is highly sensitive to changes in underlying assumptions. Consequently, there can be no assurance that the estimates and assumptions made for the purposes of the goodwill, spectrum licenses, and Sprint and Boost Mobile trade names impairment tests will prove to be an accurate prediction of the future. Significant changes within the macroeconomic environment, discount rates, growth rates, and uncertainties surrounding forecasted growth could impact the underlying key assumptions and our estimated fair values, potentially leading to a future material impairment of goodwill or other indefinite-lived intangible assets.
Intangible Assets Subject to Amortization
Customer relationships are amortized using the sum-of-the-months' digits method, while all other definite-lived intangible assets are amortized using the straight-line method over the estimated useful lives of the respective assets. We reduce the gross carrying value and associated accumulated amortization when specified intangible assets become fully amortized. Amortization expense related to favorable spectrum is recognized in "Cost of services" in our consolidated statements of operations.
During the three-month period ended December 31, 2019, Sprint revised the remaining amortization period for the intangible asset associated with the Company’s right to use the Virgin trademark as a result of the Company’s decisions to discontinue its Virgin Mobile services and to notify Virgin Enterprises Limited that the agreement providing for such use would not be renewed. As a result of the prospective revision in estimated life, the Company recognized $381 million in additional amortization expense during the year ended March 31, 2020 compared to amounts that would have been recorded had the asset life not been revised. The effect of this change on basic and diluted earnings per share, net of tax for the year ended March 31, 2020 was $0.07 per share.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

		March 31, 2020			March 31, 2019
	Useful Lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
		(in millions)
Customer relationships	5 to 8 years	$6,563	$(6,393)	$170	$6,563	$(6,029)	$534
Other intangible assets:
Favorable spectrum leases	23 years	801	(223)	578	763	(150)	613
Favorable tower leases(1)	—	—	—	—	335	(215)	120
Trademarks	—	—	—	—	520	(89)	431
Other(2)	10 years	120	(68)	52	137	(66)	71
Total other intangible assets		921	(291)	630	1,755	(520)	1,235
Total definite-lived intangible assets		$7,484	$(6,684)	$800	$8,318	$(6,549)	$1,769
_________________

(1)
During the three-month period ended June 30, 2019, the Company adopted the new leasing standard and as a result, favorable tower leases were reclassed to ROU assets on the consolidated balance sheets. See Note 2. New Accounting Pronouncements and Note 7. Leases for further information.

(2)	During the three-month period ended December 31, 2019, we recognized $19 million of asset impairment charges primarily related to an inbound roaming arrangement with a third party in Puerto Rico.

	Fiscal Year 2020	Fiscal Year 2021	Fiscal Year 2022	Fiscal Year 2023	Fiscal Year 2024
	(in millions)
Estimated amortization expense	$206	$52	$43	$41	$40

Note 7.	Leases
Leases (Topic 842) Disclosures
Lessee
We have operating and finance leases as a lessee for network equipment, cell sites, co-locations, dark fiber, office buildings, retail stores and kiosks, fleet vehicles, switch sites/points of presence, and office equipment and furniture. These leases, with few exceptions, provide for automatic renewal options and escalations that are either fixed or based on the consumer price index. Our leases have remaining lease terms of 1 to 20 years, some of which may include options to extend the leases for up to 20 years, and some of which may include options to terminate the leases within one year. Network equipment leases generally have initial non-cancelable terms of five to ten years with similar renewal options; however, extensions longer than ten years do occur. Cell sites generally have an initial non-cancelable lease term of five years with one to four renewal options to extend the lease in five-year increments. Retail stores generally have an initial non-cancelable lease term ranging from three to ten years with renewal options in five-year increments. Fleet vehicles generally have an initial non-cancelable lease term of three years with monthly renewal options to extend the lease. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. Our lease term for accounting purposes is generally the initial non-cancelable lease term. We recognize lease expense for operating leases and amortization expense on finance leases on a straight-line basis over the lease term.
We determine if an arrangement is a lease at contract inception. A contract is or contains a lease if the contract conveys the right to control the identified asset for a period of time in exchange for consideration. The right to control an asset is defined as the right to obtain substantially all of the economic benefits from the use of the identified asset and includes the right to direct the use of the identified asset. Identified assets are either explicitly specified in the contract or are implicitly identified. Implicit identification includes a lease provision where a space or dimension is defined in the contract. This provision becomes explicit when equipment is physically placed on the respective space.
For those identified leases, the Company records them on the balance sheet as ROU assets and corresponding lease liabilities. ROU assets represent our right to use an underlying asset for the lease term, and the lease liability represents our obligation to make lease payments arising from the lease. Finance leases have historically been recorded in "Property, plant and equipment, net" in the consolidated balance sheets. Under the new standard, finance lease assets for ODC sites are included in the ROU asset account within "Property, plant and equipment, net" in the consolidated balance sheets. The lease

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

liabilities for these ODC sites are immaterial. The ROU asset and lease liability for operating leases are initially measured and recorded at the present value of the expected future lease payments at contract commencement or modification. For finance leases, the lease liability is initially measured in the same manner and date as for operating leases and is subsequently measured at amortized cost using the effective interest method. As of March 31, 2020 and April 1, 2019, ROU assets for the ODC sites recorded under finance leases were $612 million and $613 million, respectively, and accumulated depreciation associated with these ODC sites were $132 million and $58 million, respectively.
The Company's lease portfolio is broad. Some leases include real estate taxes, common area maintenance, and management fees in the annual rental payments, while in other leases these amounts are charged separately. For all asset classes where the Company is the lessee, other than the ODC sites portfolio, we have elected to not separate lease and non-lease components within a contract as defined under the new standard. Therefore, separate lease and non-lease components are accounted for as a single lease component. The ODC site leases represent a separate underlying asset group for which all the identified leases were classified as finance leases. For this asset class, Sprint did not elect to combine the components of the contracts and, instead, accounts for lease and non-lease components separately.
We utilize the Company's estimated incremental borrowing rate to discount future payments in the calculation of the lease liability and ROU asset. The Company determines the rates using a portfolio approach based on our current secured borrowings in order to approximate the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collaterized basis for a term similar to the lease term. The Company updates the rate monthly for new or modified leases.
Operating lease costs are recognized on the income statement on a straight-line basis over the lease term, with operating lease costs being recorded to cost of services or selling, general and administrative expense based on the primary use of the leased asset. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. Finance lease costs are recorded to depreciation expense, and interest expense is recognized using the effective interest rate method and included in "Interest expense" in our consolidated statements of operations. Certain of our leases may require variable rent payments based on external indicators, including real estate taxes, common area charges and utility usage. These variable rent payments for both operating and finance leases are not included in the measurement of the lease liability and are expensed in the period incurred.
In 2005, Sprint entered into a lease leaseback arrangement with a third party that was subsequently acquired by Crown Castle International (CCI) whereby the third party would lease from us approximately 5,700 cell sites, which included the towers and related assets under a Master Lease (Master Lease Sites) and otherwise manage another 970 sites until which time those sites may be leased to CCI (Managed Sites). The term of the arrangement was 32 years and provides no renewal options. Sprint leases back space on certain of these towers. For those Master Lease Sites, CCI has assumed all rights and obligations that arise under the ground leases. As Sprint is only contingently liable for future ground lease payments for these sites, obligations for these ground leases are not included in Sprint’s operating lease liabilities. For those Managed Sites, while CCI is required to make all cash payments to the landlord during the term of the arrangement, Sprint was not relieved of the primary obligation under the ground leases. Obligations during the term of the arrangement for these ground leases are included in operating lease liabilities of $206 million and $207 million as of March 31, 2020 and April 1, 2019, respectively. Additionally, because Sprint has no future cash payments under these leases, they have been excluded from the tabular disclosures on weighted average remaining lease term and discount rate.
The components of lease expense were as follows:

Year Ended
March 31, 2020
(in millions)
Operating lease expense	$2,162
Finance lease expense:
Amortization of right-to-use assets	74
Interest on lease liabilities	3
Total finance lease expense	77
Variable lease expense	87
Total lease expense	$2,326

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The supplemental components of cash flows were as follows:

Year Ended
March 31, 2020
(in millions)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$7
Operating cash flows from operating leases	2,343
Financing cash flows from finance leases	3
Total cash paid for amounts included in the measurement of lease liabilities	$2,353
Non-cash investing and financing activities:
Operating lease right-of-use assets obtained in exchange for lease obligations	$1,008
Information relating to the lease term and discount rate excluding the Managed Sites is as follows:

Year Ended
March 31, 2020
Weighted average remaining lease term (years)
Operating leases	4.8
Weighted average remaining discount rate
Operating leases	6.0%
Maturities of operating lease liabilities as of March 31, 2020 were as follows:

(in millions)
Fiscal year ending March 31, 2021	$2,264
Fiscal year ending March 31, 2022	1,788
Fiscal year ending March 31, 2023	1,271
Fiscal year ending March 31, 2024	907
Fiscal year ending March 31, 2025	702
Thereafter	1,420
Total lease payments	8,352
Less imputed interest	(1,264)
Total	$7,088
Lessor
Substantially all leases where the Company is the lessor are classified as operating leases under the previous literature. Due to the Company’s election of the various practical expedients, we did not reassess the lease classification of existing leases upon adoption of Topic 842. The Company recognizes the underlying asset and lease income over the lease term. As of April 1, 2019, an immaterial amount of our handset leases met the criteria to be classified as direct financing or sales-type leases under the previous literature. For the year ended March 31, 2020 we did not recognize any new direct financing or sales-type leases subsequent to adoption of Topic 842.
For handset leases, we separate lease and non-lease components within a contract as defined under Topic 842. The total consideration in the contract is allocated to each separate lease component and non-lease component based on each component's relative selling price, using observable standalone prices, or by maximizing other observable information. Each lease component is accounted for separately from the non-lease components of a contract.
The term of our handset leases are generally 18 months, and the customer is able to extend the lease on a month-to-month basis after the initial lease term. There is no early termination option; if the customer exits the service agreement early the remaining lease payments become immediately payable at that point. At the termination or expiration of a customer lease, the customer may purchase the leased device or return the device to the Company. As of March 31, 2020 and April 1, 2019, our estimated residual value of handsets under current operating leases was approximately $3.4 billion and $3.2 billion, respectively.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Accounting for device leases involves specific determinations under applicable lease accounting standards. These determinations affect the timing of revenue recognition and the timing and classification of the related cost of the device. If a lease is classified as an operating lease, revenue is recognized ratably over the lease term and the leased asset is included in "Property, plant and equipment, net" in the consolidated balance sheets and depreciated to its estimated residual value generally over the lease term. If the lease is classified as a sales-type lease, revenue is recognized at the commencement of the lease with a corresponding charge to cost of equipment sales. If the lease is classified as a direct-financing lease, there is no related revenue or cost of equipment sales recorded and the net investment in a leased asset is reported. The critical elements that we consider in determining the classification of our leased devices are the economic life and the fair value of the device, including the estimated residual value. For the purposes of assessing the economic life of a device, we consider both internal and external datasets including, but not limited to, the length of time subscribers use our devices, sales trends post launch, and transactions in the secondary market as there is currently a significant after-market for used wireless devices.
Adjustments to residual values of leased devices are recognized as a revision in depreciation estimates. We estimate that a 10% increase or decrease in the estimated residual values of devices under operating leases at March 31, 2020 would not have a material effect on depreciation expense over the next twelve months. However, during the year-ended March 31, 2020, several changes were made to the estimated residual value of devices currently under operating leases to better align with market values, which resulted in approximately $550 million of decreased depreciation expense.
Leases (Topic 840) Disclosures
As a result of adopting Topic 842 using the modified retrospective transition method, we did not restate the periods prior to the adoption date of April 1, 2019. These periods continue to be presented in accordance with Topic 840. See Note 2. New Accounting Pronouncements for further information.
Lessee
As of March 31, 2019, the minimum estimated amounts due under operating leases and capital leases were as follows:

Future Minimum Commitments	Operating Leases	Capital Leases and Financing Obligations
	(in millions)
Fiscal year ending March 31, 2020	$2,277	$262
Fiscal year ending March 31, 2021	2,199	150
Fiscal year ending March 31, 2022	1,793	92
Fiscal year ending March 31, 2023	1,358	44
Fiscal year ending March 31, 2024	1,039	12
Thereafter	3,101	—
Total lease payments	$11,767	$560
Operating Leases
Our rental commitments for operating leases, including lease renewals that are reasonably assured, consisted mainly of leases for cell and switch sites, real estate, information technology and network equipment and office space. Total rental expense was $2.8 billion, $2.7 billion, and $3.1 billion, for the years ended March 31, 2019, 2018 and 2017, respectively.
Tower Financing
During 2008, we sold and subsequently leased back approximately 3,000 cell sites, of which approximately 1,750 remained as of March 31, 2019. Terms extend through 2021, with renewal options for an additional 20 years. These cell sites were previously reported as part of "Property, plant and equipment, net" in our consolidated balance sheets due to our continued involvement with the property sold, and the transaction was accounted for as a financing. The financing obligation as of March 31, 2019 was $109 million.
Upon adoption of the new leasing standard, we were required to reassess the previously failed sale-leasebacks and determine whether the transfer of the assets to the tower operator under the arrangement met the transfer of control criteria in the revenue standard and whether a sale should be recognized. We concluded that a sale had occurred and therefore, we

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

derecognized our existing long-term financial obligation and the tower-related property and equipment associated with these sites as part of the cumulative effect adjustment on April 1, 2019.

Note 8.	Long-Term Debt, Financing and Finance Lease Obligations

	Interest Rates			Maturities			March 31, 2020	March 31, 2019
							(in millions)
Notes
Senior notes
Sprint Corporation	7.13	-	7.88%	2021	-	2028	$13,000	$12,000
Sprint Communications, Inc.	6.00	-	11.50%	2020	-	2022	4,780	4,780
Sprint Capital Corporation	6.88	-	8.75%	2028	-	2032	4,475	6,204
Senior secured notes
Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC	3.36	-	5.15%	2021	-	2028	5,250	6,125
Guaranteed notes
Sprint Communications, Inc.	7.00%			2020			—	1,000
Credit facilities
Secured revolving bank credit facility	3.25%			2021			—	—
Secured term loans	3.50	-	4.00%	2024			5,855	5,915
PRWireless term loan	7.35%			2020			—	198
Export Development Canada (EDC)	4.31%			2019			—	300
Secured equipment credit facilities	3.14	-	3.86%	2021	-	2022	505	661
Accounts receivable facility	2.73	-	2.93%	2021			2,310	2,607
Financing obligations, finance lease and other obligations	2.45	-	12.00%	2020	-	2026	303	538
Net premiums and debt financing costs							(386)	(405)
							36,092	39,923
Less current portion							(3,058)	(4,557)
Long-term debt, financing and finance lease obligations							$33,034	$35,366

As of March 31, 2020, Sprint Corporation had $13.0 billion in aggregate principal amount of senior notes outstanding. In addition, as of March 31, 2020, the outstanding principal amount of the senior notes issued by Sprint Communications and Sprint Capital Corporation, Sprint Communications' secured term loans and secured revolving bank credit facility, the secured equipment credit facilities, the Receivables Facility, and certain other obligations collectively totaled $18.1 billion in principal amount of our long-term debt. Sprint Corporation fully and unconditionally guaranteed such indebtedness, which was issued by 100% owned subsidiaries. Although certain financing agreements restrict the ability of Sprint Communications and its subsidiaries to distribute cash to Sprint Corporation, the ability of the subsidiaries to distribute cash to their respective parents, including to Sprint Communications, generally is not restricted as of March 31, 2020.
As of March 31, 2020, approximately $14.1 billion aggregate principal amount of our outstanding debt, comprised of certain notes, financing lease and other obligations, was secured by substantially all of the assets of the Company. Cash interest payments, net of amounts capitalized of $67 million, $74 million, and $55 million, totaled $2.4 billion, $2.6 billion, and $2.5 billion during each of the years ended March 31, 2020, 2019, and 2018, respectively. Our weighted average effective interest rate related to our notes and credit facilities was 6.4%, 6.5% and 6.2% for the years ended March 31, 2020, 2019 and 2018, respectively.
Notes
As of March 31, 2020, our outstanding notes consisted of senior notes and guaranteed notes, all of which are unsecured, as well as senior secured notes associated with our spectrum financing transactions. Cash interest on all of the notes is payable semi-annually in arrears with the exception of the spectrum financing senior secured notes, which is payable

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

quarterly. As of March 31, 2020, $27.5 billion aggregate principal amount of the notes was redeemable at the Company's discretion at the then-applicable redemption prices plus accrued interest.
As of March 31, 2020, $23.0 billion aggregate principal amount of our senior notes, senior secured notes, and guaranteed notes provided holders with the right to require us to repurchase the notes if a change of control triggering event (as defined in the applicable indentures and supplemental indentures) occurs. In May 2018, we successfully completed consent solicitations with respect to certain series of Sprint Corporation, Sprint Communications, and Sprint Capital Corporation senior notes. As a result of the Sprint Corporation and Sprint Communications consent solicitations, the Merger Transaction will not constitute a change of control as defined in the applicable indentures governing the notes.
In May 2019, Sprint Capital Corporation retired $1.7 billion aggregate principal amount upon maturity of its outstanding 6.900% Senior Notes. In February 2020, Sprint Corporation issued 7.250% Guaranteed Notes due 2028 in the aggregate principal amount of $1.0 billion. In March 2020, Sprint Communications, Inc. retired $1.0 billion aggregate principal amount upon maturity of its outstanding 7.000% Guaranteed Notes. In conjunction with the completion of the Merger Transaction, the total principal amount outstanding under the Sprint Corporation 7.250% Guaranteed Notes of $1.0 billion previously due in February 2028 was repaid on April 1, 2020.
Spectrum Financings
In October 2016, certain subsidiaries of Sprint Communications, which were not "Restricted Subsidiaries" under Sprint Capital Corporation's indentures, transferred certain directly held and third-party leased spectrum licenses (collectively, Spectrum Portfolio) to wholly-owned bankruptcy-remote special purpose entities (collectively, Spectrum Financing SPEs). The Spectrum Portfolio, which represented approximately 14% of Sprint's total spectrum holdings on a MHz-pops basis, was used as collateral to raise an initial $3.5 billion in senior secured notes (2016 Spectrum-Backed Notes) bearing interest at 3.36% per annum under a $7.0 billion securitization program. The 2016 Spectrum-Backed Notes are repayable over a five-year term, with interest-only payments over the first four quarters and amortizing quarterly principal payments thereafter commencing December 2017 through September 2021. During the year ended March 31, 2020, we made scheduled principal repayments of $875 million, resulting in a total principal amount outstanding related to the 2016 Spectrum-Backed Notes of $1.3 billion as of March 31, 2020, of which $875 million was classified as "Current portion of long-term debt, financing and finance lease obligations" in the consolidated balance sheets.
In March 2018, we amended the transaction documents governing the securitization program to allow for the issuance of more than $7.0 billion of notes outstanding pursuant to the securitization program subject to certain conditions, which, among other things, may require the contribution of additional spectrum. Also, in March 2018, we issued approximately $3.9 billion in aggregate principal amount of senior secured notes under the existing $7.0 billion securitization program, consisting of two series of senior secured notes. The first series of notes totaled $2.1 billion in aggregate principal amount, bears interest at 4.738% per annum, have quarterly interest-only payments until June 2021, and amortizing quarterly principal amounts thereafter commencing in June 2021 through March 2025. The second series of notes totaled approximately $1.8 billion in aggregate principal amount, bears interest at 5.152% per annum, have quarterly interest-only payments until June 2023, and amortizing quarterly principal amounts thereafter commencing in June 2023 through March 2028. The Spectrum Portfolio, which also serves as collateral for the 2016 Spectrum-Backed Notes, remains substantially identical to the original portfolio from October 2016.
Simultaneously with the October 2016 offering, Sprint Communications entered into a long-term lease with the Spectrum Financing SPEs for the ongoing use of the Spectrum Portfolio. The spectrum lease is accounted for as an executory contract. Sprint Communications is required to make monthly lease payments to the Spectrum Financing SPEs at a market rate. The lease payments, which are guaranteed by Sprint Corporation and certain subsidiaries (none of which are "Restricted Subsidiaries" under Sprint Capital Corporation's indentures) of Sprint Communications (and are secured together with the obligations under another transaction document by substantially all of the assets of such entities on a pari passu basis up to an aggregate cap of $3.5 billion with the grant of security under the secured term loan and revolving bank credit facility and EDC (as defined below) agreement), are sufficient to service all outstanding series of the senior secured notes and the lease also constitutes collateral for the senior secured notes. Because the Spectrum Financing SPEs are wholly-owned Sprint subsidiaries, these entities are consolidated and all intercompany activity has been eliminated.
Each Spectrum Financing SPE is a separate legal entity with its own separate creditors who will be entitled, prior to and upon the liquidation of the Spectrum Financing SPEs, to be satisfied out of the Spectrum Financing SPEs' assets prior

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

to any assets of the Spectrum Financing SPEs becoming available to Sprint. Accordingly, the assets of the Spectrum Financing SPEs are not available to satisfy the debts and other obligations owed to other creditors of Sprint until the obligations of the Spectrum Financing SPEs under the spectrum-backed senior secured notes are paid in full.
In June 2018, we obtained consent under the spectrum-backed senior secured notes indenture to amend the indenture such that the Merger Transaction will not constitute a change of control as defined in the indenture.
Credit Facilities
Secured Term Loan and Revolving Bank Credit Facility
On February 3, 2017, we entered into a $6.0 billion credit agreement, consisting of a $4.0 billion, seven-year secured term loan (Initial Term Loan) that matures in February 2024 and a $2.0 billion secured revolving bank credit facility that expires in February 2021. As of March 31, 2020, $78 million in letters of credit were outstanding under the secured revolving bank credit facility, including the letter of credit required by the Report and Order. See Note 13. Commitments and Contingencies for additional information. As a result of the outstanding letters of credit, which directly reduce the availability of borrowings, the Company had approximately $1.9 billion of borrowing capacity available under the secured revolving bank credit facility as of March 31, 2020. The bank credit facility requires a ratio (Leverage Ratio) of total indebtedness to trailing four quarters earnings before interest, taxes, depreciation and amortization and other non-recurring items, as defined by the bank credit facility (adjusted EBITDA), not to exceed 3.75 to 1.0 through the fiscal quarter ending December 31, 2019. The Leverage Ratio must not exceed 3.5 to 1.0 for the fiscal quarter ended March 31, 2020 and each fiscal quarter ending thereafter through expiration of the facility. The Initial Term Loan has an interest rate equal to LIBOR plus 250 basis points and the secured revolving bank credit facility has an interest rate equal to LIBOR plus a spread that varies depending on the Leverage Ratio. During the year ended March 31, 2020, we made principal repayments on the Initial Term Loan totaling $40 million, resulting in a total principal amount outstanding for the Initial Term Loan of $3.9 billion as of March 31, 2020.
In consideration of the Initial Term Loan, we entered into a five-year fixed-for-floating interest rate swap on a $2.0 billion notional amount that has been designated as a cash flow hedge. The effective portion of changes in fair value are recorded in "Other comprehensive (loss) income" in the consolidated statements of comprehensive (loss) income and the ineffective portion, if any, is recorded as "Interest expense" in current period earnings in the consolidated statements of operations. The fair value of the interest rate swap was a liability of $48 million and an asset of $13 million as of March 31, 2020 and 2019, respectively, which was recorded in "Other liabilities" and "Other assets," respectively, in the consolidated balance sheets.
On November 26, 2018, the credit agreement was amended to, among other things, authorize incremental secured term loans (Incremental Term Loans) totaling $2.0 billion, of which $1.1 billion was borrowed. On February 26, 2019, the remaining $900 million was borrowed. The Incremental Term Loans mature in February 2024, have interest rates equal to LIBOR plus 300 basis points and increased the total credit facility to $8.0 billion.
On January 24, 2020, the secured revolving bank credit facility was further amended. Pursuant to the amendment, the availability of commitments under the bank credit facility would remain at $2.0 billion until the original maturity date of February 3, 2021, while the availability of approximately $1.8 billion of commitments was extended to February 3, 2022. The amendment also modified the required ratio (Leverage Ratio) of total indebtedness to trailing four quarters earnings before interest, taxes, depreciation and amortization and other non-recurring items, as defined by the bank credit facility (adjusted EBITDA), so as not to exceed 3.75 to 1.0 for the fiscal quarter ended December 31, 2019 and 6.0 to 1.0 for the fiscal quarter ended March 31, 2020 and each fiscal quarter ending thereafter through expiration of the facility.
In conjunction with the completion of the Merger Transaction, the total principal amount outstanding under the Initial Term Loan and Incremental Term Loans of $5.9 billion previously due in February 2024 was repaid on April 1, 2020, which terminated the commitments.
PRWireless Term Loan
During the three-month period ended December 31, 2017, Sprint and PRWireless PR, Inc. completed a transaction to combine their operations in Puerto Rico and the U.S. Virgin Islands into a new joint venture. Prior to the formation of the new entity, PRWireless PR, Inc. had incurred debt under a secured term loan, which became debt of the new entity upon the

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

transaction close. On November 1, 2019, the Company prepaid the total principal amount outstanding of $199 million under the PRWireless term loan previously due in June 2020.
 EDC Agreement
Through September 15, 2019, the Company had amounts outstanding under the EDC agreement, which provided for security and covenant terms similar to our secured term loan and revolving bank credit facility. On September 16, 2019, the Company prepaid the total principal amount outstanding under the EDC facility of $300 million previously due in December 2019.
Secured Equipment Credit Facilities
Finnvera plc (Finnvera)
The Finnvera secured equipment credit facility provided for the ability to finance network equipment-related purchases from Nokia Solutions and Networks US LLC, USA. During the year ended March 31, 2020, we made principal repayments totaling $54 million on the facility, resulting in a total principal amount of $38 million outstanding as of March 31, 2020. In conjunction with the completion of the Merger Transaction, the total principal amount outstanding under the Finnvera facility of $38 million previously due in June 2021 was repaid on April 1, 2020, and the facility was terminated.
K-sure
The K-sure secured equipment credit facility provides for the ability to finance network equipment-related purchases from Samsung Telecommunications America, LLC. During the year ended March 31, 2020, we drew $96 million and made principal repayments totaling $159 million on the facility, resulting in a total principal amount of $387 million outstanding as of March 31, 2020. In conjunction with the completion of the Merger Transaction, the total principal amount outstanding under the K-sure facility of $387 million previously due in December 2022 was repaid on April 1, 2020, and the facility was terminated.
Delcredere | Ducroire (D/D)
The D/D secured equipment credit facility provided for the ability to finance network equipment-related purchases from Alcatel-Lucent USA Inc. During the year ended March 31, 2020, we made principal repayments totaling $39 million on the facility, resulting in a total principal amount of $80 million outstanding as of March 31, 2020. In conjunction with the completion of the Merger Transaction, the total principal amount outstanding under the D/D facility of $80 million previously due in December 2021 was repaid on April 1, 2020, and the facility was terminated.
Borrowings under the Finnvera, K-sure and D/D secured equipment credit facilities are each secured by liens on the respective network equipment purchased. In addition, repayments of outstanding amounts borrowed under the secured equipment credit facilities cannot be redrawn. Each of these facilities is fully and unconditionally guaranteed by both Sprint Communications and Sprint Corporation. As of March 31, 2020, the K-sure facility, the Finnvera and D/D facilities had no available borrowing capacity. The secured equipment credit facilities have certain key covenants similar to those in our secured term loan and revolving bank credit facility.
Accounts Receivable Facility
Transaction Overview
Our Receivables Facility provides us the opportunity to sell certain wireless service receivables, installment receivables, and future amounts due from customers who lease certain devices from us to unaffiliated third parties (the Purchasers). The maximum funding limit under the Receivables Facility is $4.5 billion. While we have the right to decide how much cash to receive from each sale, the maximum amount of cash available to us varies based on a number of factors and, as of March 31, 2020, represents approximately 54% of the total amount of the eligible receivables sold to the Purchasers. In February 2020, Sprint repaid $1.0 billion under the Receivables Facility. As of March 31, 2020, the total amount outstanding under our Receivables Facility was $2.3 billion and the total amount available to be drawn was $1.1 billion. In February 2017, the Receivables Facility was amended and Sprint regained effective control over the receivables transferred to the Purchasers by obtaining the right, under certain circumstances, to repurchase them. Subsequent to the February 2017 amendment, all proceeds received from the Purchasers in exchange for the transfer of our wireless service and installment receivables are recorded as borrowings. Repayments and borrowings under the Receivables Facility are reported as financing activities in the consolidated statements of cash flows. All cash collected on repurchased receivables subsequent

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

to the February 2017 amendment was recognized in investing activities in the consolidated statements of cash flows. In June 2018, the Receivables Facility was amended to, among other things, extend the maturity date to June 2020, increase the maximum funding limit by $200 million, reduce financing costs, add month-to-month lease receivables as eligible receivables for leases that extend past their original lease term, and change the Purchasers' commitment allocations. The Purchasers' commitments are allocated 22% to wireless service receivables and 78% to a combined pool of installment receivables, future lease receivables and month-to-month lease receivables. In June 2019, the Receivables Facility was further amended to extend the maturity date to February 2021. In January 2020, the Receivables Facility was amended to extend the maturity date from February 2021 to January 2022. During the year ended March 31, 2020, we drew $4.6 billion and repaid $4.8 billion to the Purchasers. In conjunction with the completion of the Merger Transaction, the total principal amount outstanding under the Receivables Facility of $2.3 billion previously due in January 2022 was repaid on April 1, 2020, and the facility was terminated.
Prior to the February 2017 amendment, wireless service and installment receivables sold to the Purchasers were treated as a sale of financial assets and we derecognized these receivables, as well as the related allowances, and recognized the net proceeds received in cash provided by operating activities in the consolidated statements of cash flows. The total proceeds from the sale of these receivables were comprised of a combination of cash, which was recognized as operating activities within our consolidated statements of cash flows, and a deferred purchase price (DPP). The DPP was realized by us upon either the ultimate collection of the underlying receivables sold to the Purchasers or upon Sprint's election to receive additional advances in cash from the Purchasers subject to the total availability under the Receivables Facility. All cash collections on the DPP were recognized as investing activities in the consolidated statements of cash flows. The fees associated with these sales were recognized in "Selling, general and administrative" in the consolidated statements of operations through the date of the February 2017 amendment. Subsequent to the February 2017 amendment, the sale of wireless service and installment receivables are reported as financings, which is consistent with our historical treatment for the sale of future lease receivables, and the associated fees are recognized as "Interest expense" in the consolidated statements of operations.
Transaction Structure
Sprint contributes certain wireless service, installment and future lease receivables, as well as the associated leased devices, to Sprint's wholly-owned consolidated bankruptcy-remote special purpose entities (SPEs). At Sprint's direction, the SPEs have sold, and will continue to sell, wireless service, installment and future lease receivables to the Purchasers or to a bank agent on behalf of the Purchasers. Leased devices will remain with the SPEs, once sales are initiated, and continue to be depreciated over their estimated useful life. As of March 31, 2020, wireless service, installment and lease receivables contributed to the SPEs and included in "Accounts and notes receivable, net" in the consolidated balance sheets were $2.6 billion and the long-term portion of installment receivables included in "Other assets" in the consolidated balance sheets was $284 million. As of March 31, 2020, the net book value of devices contributed to the SPEs was $6.3 billion.
Each SPE is a separate legal entity with its own separate creditors who will be entitled, prior to and upon the liquidation of the SPE, to be satisfied out of the SPE’s assets prior to any assets in the SPE becoming available to Sprint. Accordingly, the assets of the SPE are not available to pay creditors of Sprint or any of its affiliates (other than any other SPE), although collections from these receivables in excess of amounts required to repay the advances, yield and fees of the Purchasers and other creditors of the SPEs may be remitted to Sprint during and after the term of the Receivables Facility.
Sales of eligible receivables by the SPEs generally occur daily and are settled on a monthly basis. Sprint pays a fee for the drawn and undrawn portions of the Receivables Facility. A subsidiary of Sprint services the receivables in exchange for a monthly servicing fee, and Sprint guarantees the performance of the servicing obligations under the Receivables Facility.
Variable Interest Entity
Sprint determined that certain of the Purchasers, which are multi-seller asset-backed commercial paper conduits (Conduits) are considered variable interest entities because they lack sufficient equity to finance their activities. Sprint's interest in the receivables purchased by the Conduits is not considered a variable interest because Sprint's interest is in assets that represent less than 50% of the total activity of the Conduits.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Financing Obligations, Finance Lease and Other Obligations
Tower Financing
During 2008, we sold and subsequently leased back approximately 3,000 cell sites, of which approximately 1,750 remained as of March 31, 2019. Terms extend through 2021, with renewal options for an additional 20 years. These cell sites were previously reported as part of "Property, plant and equipment, net" in our consolidated balance sheets due to our continued involvement with the property sold and the transaction was accounted for as a financing. The financing obligation as of March 31, 2019 was $109 million.
Upon adoption of the new leasing standard, we were required to reassess the previously failed sale-leasebacks and determine whether the transfer of the assets to the tower operator under the arrangement met the transfer of control criteria in the revenue standard and whether a sale should be recognized. We concluded that a sale had occurred and therefore, we derecognized our existing long-term financial obligation and the tower-related property and equipment associated with these sites as part of the cumulative effect adjustment on April 1, 2019. Refer to Note 7. Leases for additional information.
Finance Lease and Other Obligations
In May 2016, Sprint closed on a transaction with Shentel to acquire one of our wholesale partners, NTELOS Holdings Corporation (nTelos). The total consideration for this transaction included $181 million, on a net present value basis, of notes payable to Shentel. Sprint will satisfy its obligations under the notes payable over an expected term of five to six years, of which the remaining obligation is $112 million as of March 31, 2020. The remainder of our finance lease and other obligations of $20 million and $171 million as of March 31, 2020 and 2019, respectively are primarily for the use of wireless network equipment.
Covenants
Certain indentures and other agreements require compliance with various covenants, including covenants that limit the ability of the Company and its subsidiaries to sell all or substantially all of its assets, limit the ability of the Company and its subsidiaries to incur indebtedness and liens, and require that we maintain certain financial ratios, each as defined by the terms of the indentures, supplemental indentures and financing arrangements.
As of March 31, 2020, the Company was in compliance with all restrictive and financial covenants associated with its borrowings. A default under any of our borrowings could trigger defaults under certain of our other debt obligations, which in turn could result in the maturities being accelerated.
Under our secured revolving bank credit facility, we are currently restricted from paying cash dividends because our ratio of total indebtedness to adjusted EBITDA (each as defined in the applicable agreements) exceeds 2.5 to 1.0 as of March 31, 2020.
Future Maturities of Long-Term Debt, Financing and Finance Lease Obligations
Aggregate amount of maturities for long-term debt, financing and capital lease obligations outstanding as of March 31, 2020, were as follows (in millions):

Fiscal year 2020	$2,848
Fiscal year 2021	5,466
Fiscal year 2022	4,365
Fiscal year 2023	10,830
Fiscal year 2024	4,893
Fiscal year 2025 and thereafter	8,076
36,478
Net premiums and debt financing costs	(386)
$36,092

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9.	Revenues from Contracts with Customers
The Company adopted Revenue from Contracts with Customers (Topic 606) beginning on April 1, 2018 using the modified retrospective method. Upon adoption, the Company applied the standard only to contracts that were not completed, referred to as open contracts. We operate two reportable segments: Wireless and Wireline.
Disaggregation of Revenue
We disaggregate revenue based upon differences in accounting for underlying performance obligations. Accounting differences related to our performance obligations are driven by various factors, including the type of product offering provided, the type of customer, and the expected timing of payment for goods and services.
The following table presents disaggregated reported revenue by category:

	Year Ended March 31,
	2020	2019
	(in millions)
Service revenue
Postpaid	$16,854	$16,910
Prepaid	3,062	3,746
Wholesale, affiliate and other	776	1,177
Wireline	912	1,024
Total service revenue	21,604	22,857
Equipment sales	4,999	5,606
Equipment rentals	5,218	5,137
Total revenue	$31,821	$33,600
Contract Assets and Liabilities
The relationship between the satisfaction of our performance obligations and collection of payments from the customer will vary depending upon the type of contract. In Wireless subsidized contracts, payment related to equipment performance obligations is partially collected upfront and partially collected over the related service period resulting in a contract asset position at contract inception. In traditional Wireless installment billing contracts, the full amount of consideration related to equipment performance obligations is recognized as a receivable at contract inception and collected ratably in accordance with payment terms attached to the installment note. Traditional Wireless installment billing contracts are subject to an accounting contract duration of one month, and therefore do not result in the recognition of a contract position. In Wireless installment billing contracts that include a substantive termination penalty such as when customers receive a monthly service credit to offset monthly payments against applicable installment billing notes, the amount of the total transaction price that is allocated to equipment performance obligations is less than the amount recognized as a noncontingent receivable from the customer at contract inception, resulting in a contract liability position. In Wireless leasing contracts, the amount of cash received at inception is generally larger than the amount of upfront revenue allocated and recognized as rental income. This results in a contract liability at contract inception, which is often partially composed of deferred rental income. In prepaid contracts initiated in our indirect channel, customers may purchase a device at a discount.
The Company will often reimburse the dealer some portion of this discount, which is expected to be recovered through future sales of monthly service. This results in a contract asset position at contract inception. In circumstances where prepaid customers prepay account balances, which can be used to purchase future Wireless goods or services, those amounts are recognized as a contract liability until the point where prepayments are redeemed for goods or services and the related performance obligations have been satisfied. In Wireline contracts, we record a contract position, either a contract asset or a contract liability depending upon the specific facts and circumstances of the contract, including to reflect differences between the amount of revenue allocated to equipment delivered upfront and the contractually stated price for that equipment, or if we collect nonrefundable upfront payments from customers related to installation and activation.
We capitalize incremental commissions directly related to the acquisition or renewal of customer contracts, to the extent that the costs are expected to be recovered. Capitalized costs are amortized on a straight-line basis over the shorter of the expected customer life or the expected benefit related directly to those costs.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the opening and closing balances of our contract assets, contract liabilities, and receivables balances, as well as capitalized costs associated with contracts with customers:

	March 31,
	2020	2019
	(in millions)
Contract assets and liabilities
Contract assets(1)	$1,096	$928
Billed trade receivables	2,417	2,690
Unbilled trade receivables	1,202	945
Contract liabilities	1,027	1,009

Other related assets
Capitalized costs to acquire a customer contract:
Sales commissions - beginning balance	$1,559
Sales commissions - additions	1,226
Amortization of capitalized sales commissions	(980)
Net costs to acquire a customer contract	$1,805

(1)	The fluctuation correlates directly to the execution of new customer contracts and invoicing and collections from customers in the normal course of business.
The following table presents revenue recognized during the years ended March 31, 2020 and 2019:

	Year Ended March 31,
	2020	2019
	(in billions)
Amounts included in the beginning of period contract liability balance	$1.0	$1.0

Remaining Performance Obligations
The aggregate amount of total transaction price allocated to performance obligations in contracts existing as of the balance sheet date, which are wholly or partially unsatisfied as of the end of the reporting period, and the expected time frame for satisfaction of those wholly or partially unsatisfied performance obligations, are as follows:

(in millions)
Year ending March 31, 2021	$7,503
Year ending March 31, 2022	1,006
Total	$8,509
The amounts disclosed above relate to the allocation of revenue amongst performance obligations in contracts existing as of the balance sheet date and not to any differences between the timing of revenue recognition and recognition of receivables or cash collection. As a result, those amounts are not necessarily reflected as a contract liability as of the balance sheet date. Included in the above amounts are $2.4 billion for the year ending March 31, 2021 and $246 million for the year ending March 31, 2022, respectively, related to the allocation of the total transaction price to future operating lease revenues. Additionally, amounts disclosed above include estimates of variable consideration, where applicable.
Our Wireless contracts generally do not involve variable consideration, other than expected adjustments to the total transaction price related to future price concessions and product returns and service refunds, all of which we are able to reasonably estimate at contract inception based upon historical experience with similar contracts and similar types of customers. In accordance with the practical expedients:

•
The amounts disclosed above do not include revenue allocated to wholly or partially unsatisfied performance obligations for which the accounting contract duration at contract inception is less than 12 months, which includes expected revenues from traditional installment billing contracts with a one-month accounting contract duration;

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

•
The amounts disclosed above do not include variable consideration resulting from monthly customer charges intended to partially recover taxes imposed on the Company, including fees related to the Universal Service Fund. Such fees are based on the customer's estimated monthly voice usage and are therefore allocated to corresponding distinct months of Wireless services; and

•
The amounts disclosed above do not include variable consideration resulting from monthly charges to Wireless wholesale customers. Such fees are based on the customer's monthly usage of capacity and are therefore allocated to corresponding distinct months of Wireless services.

Wireline contracts are generally not subject to significant amounts of variable consideration, other than charges intended to partially recover taxes imposed on the Company, including fees related to the Universal Service Fund. Such fees are based on the customer's estimated monthly usage and are therefore allocated to corresponding distinct months of Wireline services, and recognized as revenue when invoiced in accordance with the practical expedient. Our Wireline contracts do typically provide the customer with monthly options to purchase goods or services at prices commensurate with the standalone selling prices for those goods or services as determined at contract inception.

Note 10.	Severance and Exit Costs
Severance and exit costs consist of severance costs associated with reductions in our work force, and exit costs primarily related to payments that will continue to be made under our backhaul access contracts for which we will no longer be receiving any economic benefit.
The following provides the activity in the severance and exit costs liability included in "Accounts payable," "Accrued expenses and other current liabilities" and "Other liabilities" within the consolidated balance sheets. The net expenses are included in "Other, net" within the consolidated statements of operations:

	March 31, 2019(1)	Net Expense		Cash Payments and Other	March 31, 2020
	(in millions)
Exit costs	$61	$67	(2)	$(101)	$27
Severance costs	6	6	(3)	(7)	5
	$67	$73		$(108)	$32
 _________________

(1)
The Company adopted Topic 842 beginning on April 1, 2019 using the modified retrospective transition method such that the comparative period financial statements and disclosures were not adjusted. Results for reporting periods beginning April 1, 2019 and prospectively are presented under Topic 842, while amounts reported under prior periods have not been adjusted and continue to be reported under accounting standards in effect for those periods. Lease exit costs associated with ROU lease liabilities as of April 1, 2019 were removed from the beginning balance above.

(2)	For the year ended March 31, 2020, we recognized costs of $67 million ($70 million costs Wireless, $3 million benefit Wireline).

(3)	For the year ended March 31, 2020, we recognized costs of $6 million (Wireless only).

	March 31, 2018	Net Expense		Cash Payments and Other	March 31, 2019
	(in millions)
Lease exit costs	$165	$25	(4)	$(59)	$131
Severance costs	64	23	(5)	(81)	6
Access exit costs	19	37	(6)	(20)	36
	$248	$85		$(160)	$173
 _________________

(4)	For the year ended March 31, 2019, we recognized costs of $25 million (Wireless only).

(5)	For the year ended March 31, 2019, we recognized costs of $23 million ($15 million Wireless, $8 million Wireline).

(6)	For the year ended March 31, 2019, we recognized costs of $37 million ($26 million Wireless, $11 million Wireline) as "Other, net" within the consolidated statements of operations.
We continually refine our network strategy and evaluate other potential network initiatives to improve the overall performance of our network. As it relates to our network strategy, lease exit costs are now under the scope of Topic 842 and part of our evaluation of the remaining amortization period for the ROU asset, which is also subject to asset impairment testing.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11.	Supplemental Financial Information

	March 31,
	2020	2019
	(in millions)
Accounts and notes receivable, net
Trade	$2,816	$3,024
Unbilled trade installment receivables and other	1,236	893
Less allowances for doubtful accounts and deferred interest	(401)	(363)
	$3,651	$3,554
Prepaid expenses and other current assets
Prepaid expenses	$241	$278
Contract assets	917	690
Deferred charges and other	85	321
	$1,243	$1,289
Other assets
Unbilled trade installment receivables, net	$263	$247
Investments	67	60
Restricted cash	80	81
Contract assets	179	238
Other	575	492
	$1,164	$1,118
Accounts payable(1)
Trade	$2,789	$3,462
Accrued interconnection costs	86	90
Capital expenditures and other	291	409
	$3,166	$3,961
Accrued expenses and other current liabilities
Deferred revenues	$310	$288
Accrued interest	312	359
Accrued taxes	241	301
Payroll and related	561	555
Accrued legal reserves	32	180
Severance, lease and other exit costs	7	50
Contract liabilities	983	962
Asset retirement obligations	4	44
Unfavorable lease liabilities	—	137
Other	553	721
	$3,003	$3,597
Other liabilities
Deferred rental income-communications towers	$176	$187
Deferred rent	23	631
Long-term asset retirement obligations	695	622
Long-term unfavorable lease liabilities	—	200
Postretirement benefits and other non-current employee related liabilities	918	789
Deferred spectrum lease liability	535	486
Contract liabilities	44	47
Other	534	475
	$2,925	$3,437
______________________

(1)
Includes liabilities in the amounts of $65 million and $75 million as of March 31, 2020 and 2019, respectively, for payments issued in excess of associated bank balances but not yet presented for collection.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12.	Income Taxes
Sprint Corporation is the parent of an affiliated group of corporations which join in the filing of a U.S. federal consolidated income tax return. Additionally, we file income tax returns in each state jurisdiction which imposes an income tax. In certain state jurisdictions, Sprint and its subsidiaries file combined tax returns with certain other SoftBank affiliated entities. State tax expense or benefit has been determined utilizing the separate return approach as if Sprint and its subsidiaries file on a stand-alone basis. We also file income tax returns in a number of foreign jurisdictions; however, our foreign income tax activity is immaterial. Cash paid, net of refunds received, for income tax purposes for the years ended March 31, 2020, 2019 and 2018 was $48 million, $40 million and $25 million, respectively.
The U.S. federal statutory tax rate was 21% for the years ended March 31, 2020 and 2019, and 31.5% for the year ended March 31, 2018. The Tax Cuts and Jobs Act (the Tax Act) enacted in December 2017 reduced the corporate income tax rate effective January 1, 2018. The differences that caused our effective income tax rates to differ from the U.S. federal statutory rates for the years ended March 31, 2020, 2019 and 2018, respectively, were as follows:

	Year Ended March 31,
	2020	2019	2018
	(in millions)
Income tax benefit (expense) at the federal statutory rate	$298	$415	$(95)
Effect of:
State income taxes, net of federal income tax effect	61	(15)	(43)
State law changes, net of federal income tax effect	6	85	9
Increase liability for unrecognized tax benefits	(6)	(8)	(29)
Increase deferred tax liability for business activity changes	—	—	(89)
Credit for increasing research activities	13	17	15
Tax expense from organizational restructuring	(4)	(13)	—
Change in federal and state valuation allowance(1)	701	(8)	224
Tax benefit from the Tax Act	—	—	7,088
Non-deductible penalties	—	(29)	—
Goodwill impairment	—	(408)	—
Other, net	4	(1)	(6)
Income tax benefit	$1,073	$35	$7,074
Effective income tax rate	75.6%	1.8%	(2,334.7)%
 _______________

(1)	Exclusive of $2.1 billion federal and state release included in Tax benefit from the Tax Act line for the year ended March 31, 2018.
Income tax benefit consists of the following:

	Year Ended March 31,
	2020	2019	2018
	(in millions)
Current income tax benefit (expense)
Federal	$7	$—	$22
State	(35)	(45)	(58)
Total current income tax expense	(28)	(45)	(36)
Deferred income tax benefit (expense)
Federal	1,102	(33)	7,234
State	8	118	(115)
Total deferred income tax benefit	1,110	85	7,119
Foreign income tax expense	(9)	(5)	(9)
Total income tax benefit	$1,073	$35	$7,074

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Income tax benefit allocated to other items was as follows:

	Year Ended March 31,
	2020	2019	2018
	(in millions)
Unrecognized net periodic pension and other postretirement benefit cost(1)	$35	$12	$9
Unrealized holding gains (losses) on derivatives(1)	$13	$6	$(6)
Unrealized holding gains on securities(1)	$—	$7	$—
_______________

(1)	These amounts have been recognized in accumulated other comprehensive loss.
Income tax benefit of $1.1 billion for the year ended March 31, 2020 was primarily attributable to the impact of a $701 million benefit for federal and state valuation allowance we recognized. Federal net operating losses generated after the enactment of the Tax Act may be carried forward indefinitely until utilized. We recognized a deferred tax asset on the estimated net operating loss generated in the current period because we have sufficient sources of future taxable income from taxable temporary differences on indefinite-lived assets, such as FCC licenses, against which the loss carryforwards may be realized. In the current period, we transitioned into a net deferred tax liability position on our definite-lived temporary differences driven primarily by the full expensing of qualifying property for tax purposes. The scheduling of existing temporary differences reversals resulted in future taxable income during the carryforward periods of our definite-lived net operating losses and serves as a source of future taxable income against which the loss carryforwards may be realized. We recorded a tax benefit of $791 million for the year ended March 31, 2020 to reduce our federal valuation allowance to the extent the loss carryforwards may be realized.
Income tax benefit of $35 million for the year ended March 31, 2019 was primarily attributable to the impact of state law changes enacted during the period, partially offset by expense attributable to organizational restructuring. These adjustments were primarily driven by the change in carrying value of our deferred tax assets and liabilities on temporary differences. In addition, the effective tax rate was impacted by non-deductible penalties related to litigation with the State of New York that was settled during the period and $1.9 billion of the $2.0 billion non-cash impairment charge related to goodwill as substantially all of the charge is not separately deductible for tax purposes.
Income tax benefit of $7.1 billion for the year ended March 31, 2018 was primarily attributable to the impact of the Tax Act. We recognized a $7.1 billion non-cash tax benefit through net income (loss) for the re-measurement of deferred tax assets and liabilities due to changes in tax laws included in the Tax Act. This re-measurement of deferred taxes had no impact on cash flows.
The re-measurement was driven by two provisions in the Tax Act. First as a result of the corporate tax rate reduction from 35% to 21%, we recognized a $5.0 billion non-cash tax benefit through income from continuing operations for the re-measurement of our deferred tax assets and liabilities. Secondly, the Tax Act included a provision whereby net operating losses generated in tax years beginning after December 31, 2017 may be carried forward indefinitely. The realization of deferred tax assets, including net operating loss carryforwards, is dependent on the generation of future taxable income sufficient to realize the tax deductions, carryforwards and credits. The provision in the Tax Act, modifying the carryforward period of net operating losses, changed our assessment as to the ability to recognize deferred tax assets on certain deductible temporary differences projected to be realized in tax years with an indefinite-lived carryforward period. In assessing the ability to realize these deferred tax assets, we considered taxable temporary differences from indefinite-lived assets, such as FCC licenses, to be an available source of future taxable income. This source of income was not previously considered because it could not be scheduled to reverse in the same period as the definite-lived deductible temporary differences. As a result of this change in assessment, we recognized a $2.1 billion non-cash tax benefit through income from continuing operations to reduce our valuation allowance.
Deferred income taxes are recognized for the temporary differences between the carrying amounts of our assets and liabilities for financial statement purposes and their tax bases. Deferred tax assets are also recorded for net operating loss, capital loss and tax credit carryforwards. The sources of the differences that give rise to the deferred income tax assets and liabilities as of March 31, 2020 and 2019, along with the income tax effect of each, were as follows:

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	March 31,
	2020	2019
	(in millions)
Deferred tax assets
Net operating loss carryforwards	$7,106	$5,478
Tax credit carryforwards	225	241
Property, plant and equipment	—	900
Deferred rent	7	247
Pension and other postretirement benefits	235	209
Operating lease liabilities	1,820	—
Accruals and other liabilities	838	791
	10,231	7,866
Valuation allowance	(3,696)	(4,504)
	6,535	3,362
Deferred tax liabilities
Property, plant and equipment	407	—
FCC licenses	9,060	8,968
Trademarks	1,023	1,129
Intangibles	40	147
Deferred commissions	463	401
Debt obligations	36	15
Operating lease right-of-use assets	1,655	—
Other	279	258
	12,963	10,918

Long-term deferred tax liability	$6,428	$7,556
We believe it is more likely than not that our remaining deferred tax assets, net of the valuation allowance, will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets.
During the years ended March 31, 2020, 2019, and 2018, we generated $4 million, $61 million, and $109 million, respectively, of foreign loss, which is included in "(Loss) income before income taxes" in the consolidated statements of operations. We have no material unremitted earnings of foreign subsidiaries.
As of March 31, 2020, we had federal net operating loss carryforwards of $28.2 billion, state net operating loss carryforwards of $21.4 billion and foreign net operating loss carryforwards of $249 million. Related to these loss carryforwards, we have recorded federal tax benefits of $5.9 billion, net state tax benefits of $1.2 billion and foreign tax benefits of $86 million before consideration of the valuation allowances. Approximately $212 million of the federal net operating loss carryforwards expire between fiscal years 2021 and 2024, $13.5 billion expire between fiscal years 2025 and 2034 and $14.5 billion do not expire. Approximately $20.0 billion of state net operating loss carryforwards expire in varying amounts through fiscal year 2039 and approximately $1.4 billion do not expire. Foreign net operating loss carryforwards of $22 million do not expire. The remaining foreign net operating loss carryforwards expire in varying amounts between fiscal years 2020 and 2037.
We also had available $344 million of federal and state income tax credit carryforwards as of March 31, 2020. Included in this amount are $23 million of income tax credits which expire prior to fiscal year 2021 and $284 million which expire in varying amounts between fiscal years 2021 and 2039. The remaining $37 million do not expire.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Unrecognized tax benefits are established for uncertain tax positions based upon estimates regarding potential future challenges to those positions at the largest amount that is greater than fifty percent likely of being realized upon ultimate settlement. These estimates are updated at each reporting date based on the facts, circumstances and information available. Interest related to these unrecognized tax benefits is recognized in interest expense. Penalties are recognized as additional income tax expense. The unrecognized tax benefits attributable to uncertain tax positions were $278 million and $242 million, as of the March 31, 2020 and 2019, respectively. As of March 31, 2020, the unrecognized tax benefits included items that would favorably affect the income tax provision by $257 million, if recognized without an offsetting valuation allowance adjustment. The accrued liability for income tax related interest and penalties was insignificant for all periods presented.
A reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

	Year Ended March 31,
	2020	2019
	(in millions)
Balance at beginning of period	$242	$239
Additions based on current year tax positions	17	17
Additions based on prior year tax positions	30	12
Reductions for prior year tax positions	(6)	(23)
Reductions for settlements	(3)	—
Reductions for lapse of statute of limitations	(2)	(3)
Balance at end of period	$278	$242
We are not currently under examination by the U.S. Internal Revenue Service. We are involved in multiple state income tax examinations related to various years beginning with 1996, which are in various stages of the examination, administrative/judicial review or appellate process. Based on our current knowledge of the examinations, administrative/judicial reviews and appellate processes, we believe it is reasonably possible uncertain tax positions may be resolved during the next twelve months which could result in a reduction of up to $40 million in our unrecognized tax benefits.
The federal and state statutes of limitations for assessment of tax liability generally lapse three and four years, respectively, after the date the tax returns are filed. However, income tax attributes that are carried forward, such as net operating loss carryforwards, may be challenged and adjusted by taxing authorities at any time prior to the expiration of the statute of limitations for the tax year in which they are utilized.

Note 13.	Commitments and Contingencies
Litigation, Claims and Assessments
In September 2019, Sprint notified the FCC that the Company had claimed monthly subsidies for serving subscribers even though these subscribers may not have met usage requirements under Sprint's usage policy for the Lifeline program. The Company provides service to eligible Lifeline subscribers under the Assurance Wireless brand for whom it seeks reimbursement from the Universal Service Fund. In 2016, the FCC enacted changes to the Lifeline program, which required Sprint to update how it determined qualifying subscriber usage. An inadvertent coding issue in the system used to identify qualifying subscriber usage occurred in July 2017 while the system was being updated to address the required changes. Sprint claimed monthly subsidies for serving Lifeline subscribers that may not have met Sprint's usage requirements under the Lifeline program. We investigated and proactively raised the identified issue with the FCC and the appropriate state regulators. We corrected the functionality and assessed the impact of identified changes. Resolution of this matter could require us to pay fines and penalties, which could be material to our consolidated financial statements. We are committed to reimbursing federal and state governments for any subsidy payments that were collected incorrectly as a result of the system issue.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On April 22, 2019, a purported stockholder of the Company filed a putative class action complaint in the Southern District of New York against the Company and two of our executive officers, captioned Meneses v. Sprint Corporation, et al. On June 5, 2019, a second purported stockholder of the Company filed a putative class action complaint in the Southern District of New York against the Company and two of our executive officers, captioned Soloman v. Sprint Corporation, et al. The complaints in the Meneses and Soloman actions allege that the Company and the two executive officers violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 by issuing untrue statements related to certain postpaid net subscriber additions. The complaints seek damages and reasonable attorneys fees. The Company believes the lawsuits are without merit. On June 24, 2019, the Meneses action was voluntarily dismissed.
On April 19, 2012, the New York Attorney General filed a complaint alleging that Sprint Communications had fraudulently failed to collect and pay sales taxes on the sale of wireless telephone services since July 2005. Although Sprint has settled the dispute with the State of New York, eight related stockholder derivative suits have been filed against Sprint Communications and certain of its current and former officers and directors. Each suit alleges generally that the individual defendants breached their fiduciary duties to Sprint Communications and its stockholders by allegedly permitting, and failing to disclose, the actions alleged in the suit filed by the New York Attorney General. One suit, filed by the Louisiana Municipal Police Employees Retirement System, was dismissed by a federal court. Two suits were filed in state court in Johnson County, Kansas. One of the state suits was dismissed as premature and the second state case was voluntarily dismissed without prejudice on September 19, 2019; and five suits were pending in federal court in Kansas. The court granted Sprint’s motion to dismiss the federal cases on February 3, 2020, and no appeal was taken.
Sprint is currently involved in numerous court actions alleging that Sprint is infringing various patents. Most of these cases effectively seek only monetary damages. A small number of these cases are brought by companies that sell products and seek injunctive relief as well. These cases have progressed to various degrees and a small number may go to trial if they are not otherwise resolved. Adverse resolution of these cases could require us to pay significant damages, cease certain activities, or cease selling the relevant products and services. In many circumstances, we would be indemnified for monetary losses that we incur with respect to the actions of our suppliers or service providers. We do not expect the resolution of these cases to have a material adverse effect on our financial position or results of operations.
Various other suits, inquiries, proceedings and claims, either asserted or unasserted, including purported class actions typical for a large business enterprise and intellectual property matters, are possible or pending against us or our subsidiaries. If our interpretation of certain laws or regulations, including those related to various federal or state matters such as sales, use or property taxes, or other charges were found to be mistaken, it could result in payments by us. While it is not possible to determine the ultimate disposition of each of these proceedings and whether they will be resolved consistent with our beliefs, we expect that the outcome of such proceedings, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations.
Spectrum Reconfiguration Obligations
In 2004, the FCC adopted a Report and Order that included new rules regarding interference in the 800 MHz band and a comprehensive plan to reconfigure the 800 MHz band. The Report and Order provides for the exchange of a portion of our 800 MHz FCC spectrum licenses and requires us to fund the cost incurred by public safety systems and other incumbent licensees to reconfigure the 800 MHz spectrum band. Also, in exchange, we received licenses for 10 MHz of nationwide spectrum in the 1.9 GHz band.
The minimum cash obligation was $2.8 billion under the Report and Order. We are, however, obligated to continue to pay the full amount of the costs relating to the reconfiguration plan, although those costs have exceeded $2.8 billion. As required under the terms of the Report and Order, a letter of credit has been secured to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum. The letter of credit was initially $2.5 billion but has been reduced during the course of the proceeding to $35 million as of March 31, 2020. Since the inception of the program, we have incurred payments of approximately $3.6 billion directly attributable to our performance under the Report and Order, including $29 million during the year ended March 31, 2020. When incurred, substantially all costs are accounted for as additions to FCC licenses with the remainder as property, plant and equipment. Based on our expenses to date and on third-party administrator's audits, we have exceeded the $2.8 billion minimum cash obligation required by the FCC. On October 12, 2017, the FCC released a Declaratory Ruling that we have met the minimum cash

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

obligation under the Report and Order and concluded that Sprint will not be required to make any payments to the U.S. Treasury.
We have recently reported to the FCC that virtually all of the public safety reconfiguration is complete across the country, including along the southern border markets, which had been delayed due to coordination efforts with Mexico. Accordingly, Sprint has received its full allotment of replacement spectrum in the 800 MHz band and Sprint faces no impediments in deploying 3G CDMA and 4G LTE on this spectrum in combination with its spectrum in the 1.9 GHz and 2.5 GHz bands. A small number of non-public safety operators must still complete certain retuning work and complete administrative tasks in states along the southern border, however, these remaining activities do not impact Sprint’s operations.
Future Minimum Commitments
As of March 31, 2020, the minimum estimated amounts due under operating leases, spectrum leases and service credits, and purchase orders and other commitments were as follows:

Future Minimum Commitments	Total	Fiscal Year 2020	Fiscal Year 2021	Fiscal Year 2022	Fiscal Year 2023	Fiscal Year 2024	Fiscal Year 2025 and thereafter
	(in millions)
Operating lease liabilities, including imputed interest	$8,352	$2,264	$1,788	$1,271	$907	$702	$1,420
Spectrum leases and service credits	6,605	259	287	274	281	288	5,216
Purchase orders and other commitments	8,754	5,409	782	425	336	320	1,482
Total	$23,711	$7,932	$2,857	$1,970	$1,524	$1,310	$8,118
Operating Lease Liabilities
We have operating leases as a lessee for network equipment, cell sites, co-locations, dark fiber, office buildings, retail stores and kiosks, fleet vehicles, switch sites/points of presence, and office equipment and furniture. Our leases have remaining lease terms of 1 to 20 years, some of which may include options to extend the leases for up to 20 years, and some of which may include options to terminate the leases within one year. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. Our lease term for accounting purposes is generally the initial non-cancelable lease term. We recognize lease expense for operating leases on a straight-line basis over the lease term.
Our rental commitments for operating leases, including lease renewals that are reasonably assured, consisted mainly of leases for cell and switch sites, real estate, information technology and network equipment and office space. Total rental expense was $2.4 billion for the year ended March 31, 2020. As a result of adopting Topic 842 using the modified retrospective transition method, we did not restate the periods prior to the adoption date of April 1, 2019. See Note 7. Leases for rent expense presented in accordance with Topic 840.
Spectrum Leases and Service Credits
Certain of the spectrum leases provide for minimum lease payments, additional charges, renewal options and escalation clauses. Leased spectrum agreements generally have terms of up to 30 years. We expect that all renewal periods in our spectrum leases will be exercised by us.
We also have commitments to provide services to certain lessors, and to reimburse lessors for certain capital equipment and third-party service expenditures over the term of the lease. We accrue a monthly obligation for the services and equipment based on the total estimated available service credits divided by the term of the lease. The obligation is reduced by services provided and as actual invoices are presented and paid to the lessors. During the year ended March 31, 2020, we satisfied $8 million related to these commitments. The maximum remaining commitment at March 31, 2020 was $72 million and is expected to be incurred over the term of the related lease agreements, which generally range from 15 to 30 years.
Purchase Orders and Other Commitments
We are a party to other commitments, which includes, among other things, service, spectrum, network equipment, devices, asset retirement obligations and other executory contracts in connection with conducting our business. Amounts actually paid under some of these agreements will likely be higher due to variable components of these agreements. The more

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

significant variable components that determine the ultimate obligation owed include such items as hours contracted, subscribers and other factors. In addition, we are a party to various arrangements that are conditional in nature and obligate us to make payments only upon the occurrence of certain events, such as the delivery of functioning software or a product. Because it is not possible to predict the timing or amounts that may be due under these conditional arrangements, no such amounts have been included in the table above.

Note 14.	Stockholders' Equity and Per Share Data
As of March 31, 2020, our certificate of incorporation authorizes 10,020,000,000 shares of capital stock as follows:

•	9,000,000,000 shares of common stock, par value $0.01 per share;

•	1,000,000,000 shares of non-voting common stock, par value $0.01 per share; and

•	20,000,000 shares of preferred stock, par value $0.0001 per share.
Classes of Common Stock
Voting Common Stock
The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders. There were approximately 4.1 billion shares of common stock outstanding as of March 31, 2020.
Treasury Shares
Shares of common stock repurchased by us are recorded at cost as treasury shares and result in a reduction of stockholders' equity. We reissue treasury shares as part of our stockholder approved stock-based compensation programs, as well as upon conversion of outstanding securities that are convertible into common stock. When shares are reissued, we determine the cost using the FIFO method.
Dividends
We did not declare any dividends on our common shares for all periods presented in the consolidated financial statements. As of March 31, 2020, Sprint was restricted from paying cash dividends by the terms of our secured revolving bank credit facility (see Note 8. Long-Term Debt, Financing and Finance Lease Obligations).
Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss, net of tax were as follows:

	March 31,
	2020	2019
	(in millions)
Unrecognized net periodic pension and postretirement benefit cost	$(504)	$(379)
Unrealized net gains related to investments	2	1
Unrealized net (losses) gains on derivatives	(37)	10
Foreign currency translation adjustments	(27)	(24)
Accumulated other comprehensive loss	$(566)	$(392)

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Per Share Data
The computation of basic and diluted net loss per common share attributable to Sprint was as follows:

	Year Ended
	March 31,
	2020	2019

Net loss	$(347)	$(1,943)
Less: Net loss attributable to noncontrolling interests	9	—
Net loss attributable to Sprint	$(338)	$(1,943)

Basic and diluted weighted average common shares outstanding	4,102	4,057
Basic and diluted net loss per common share attributable to Sprint	$(0.08)	$(0.48)

Potentially dilutive securities:
Outstanding stock options(1)	68	92
 _________________

(1)	Potentially dilutive securities were not included in the computation of diluted net loss per common share if to do so would have been antidilutive.

Note 15.	Segments
Sprint operates two reportable segments: Wireless and Wireline.

•
Wireless primarily includes retail, wholesale, and affiliate revenue from a wide array of wireless voice and data transmission services, revenue from the sale of wireless devices (handsets and tablets) and accessories, and equipment rentals from devices leased to customers, all of which are generated in the U.S., Puerto Rico and the U.S. Virgin Islands.

•
Wireline primarily includes revenue from domestic and international wireline communication services provided to other communications companies and targeted business subscribers, in addition to our Wireless segment.

We define segment earnings as wireless or wireline operating income (loss) before other segment expenses such as depreciation, amortization, severance, exit costs, goodwill impairments, asset impairments, and other items, if any, solely and directly attributable to the segment representing items of a non-recurring or unusual nature. Expense and income items excluded from segment earnings are managed at the corporate level. Transactions between segments are generally accounted for based on market rates, which we believe approximate fair value. The Company generally re-establishes these rates at the beginning of each fiscal year. The impact of intercompany pricing rate changes to our Wireline segment earnings does not affect our consolidated results of operations as our Wireless segment has an equivalent offsetting impact in cost of services.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Segment financial information is as follows:

Statement of Operations Information	Wireless including COVID-19	Wireless COVID-19	Wireless excluding COVID-19	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
Year Ended March 31, 2020
Net operating revenues	$30,903	$—	$30,903	$912	$6	$31,821
Inter-segment revenues(1)	—	—	—	294	(294)	—
Total segment operating expenses(2)(3)	(20,159)	57	(20,102)	(1,194)	292	(21,004)
Segment earnings	$10,744	$57	$10,801	$12	$4	10,817
Less:
Depreciation - network and other						(4,416)
Depreciation - equipment rentals						(4,166)
Amortization						(811)
Merger costs(2)						(280)
COVID-19(3)						(57)
Other, net(4)						(156)
Operating income						931
Interest expense						(2,392)
Other income, net						41
Loss before income taxes						$(1,420)

Statement of Operations Information	Wireless including hurricane	Wireless hurricane	Wireless excluding hurricane	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
Year Ended March 31, 2019
Net operating revenues(5)	$32,559	$(3)	$32,556	$1,024	$17	$33,597
Inter-segment revenues(1)	—	—	—	272	(272)	—
Total segment operating expenses(2)(5)	(19,713)	(7)	(19,720)	(1,365)	261	(20,824)
Segment earnings (loss)	$12,846	$(10)	$12,836	$(69)	$6	12,773
Less:
Depreciation - network and other						(4,245)
Depreciation - equipment rentals						(4,538)
Amortization						(608)
Hurricane-related reimbursements(5)						32
Merger costs(2)						(346)
Goodwill impairment(6)						(2,000)
Other, net(4)						(670)
Operating income						398
Interest expense						(2,563)
Other income, net						187
Loss before income taxes						$(1,978)

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Statement of Operations Information	Wireless including hurricane and other	Wireless hurricane and other	Wireless excluding hurricane and other	Wireline	Corporate, Other and Eliminations	Consolidated
			(in millions)
Year Ended March 31, 2018
Net operating revenues(5)	$31,137	$33	$31,170	$1,251	$18	$32,439
Inter-segment revenues(1)	—	—	—	328	(328)	—
Total segment operating expenses(5)	(20,090)	125	(19,965)	(1,697)	292	(21,370)
Segment earnings (loss)	$11,047	$158	$11,205	$(118)	$(18)	11,069
Less:
Depreciation - network and other						(3,976)
Depreciation - equipment rentals						(3,792)
Amortization						(812)
Hurricane-related costs(5)						(107)
Other, net(4)						345
Operating income						2,727
Interest expense						(2,365)
Other expense, net						(59)
Income before income taxes						$303

Other Information			Wireless	Wireline	Corporate and Other	Consolidated
			(in millions)
As of and for the year ended March 31, 2020
Capital expenditures			$10,574	$122	$451	$11,147
Total assets			$79,817	$1,238	$3,504	$84,559

As of and for the year ended March 31, 2019
Capital expenditures			$11,776	$242	$386	$12,404
Total assets			$74,929	$1,148	$8,524	$84,601

As of and for the year ended March 31, 2018
Capital expenditures			$10,221	$166	$393	$10,780
Total assets			$73,834	$1,117	$10,508	$85,459

 _________________

(1)	Inter-segment revenues consist primarily of wireline services provided to the Wireless segment for resale to, or use by, wireless subscribers.

(2)
The years ended March 31, 2020 and March 31, 2019 include $280 million and $346 million of merger-related costs, respectively, which were recorded in "Selling, general and administrative" in the consolidated statements of operations.

(3)
The year ended March 31, 2020 includes $57 million of expenses primarily related to sales commissions and other labor costs paid to employees at closed retail stores resulting from the COVID-19 pandemic, which were recorded in "Selling, general and administrative" in the consolidated statements of operations.

(4)
Other, net for the year ended March 31, 2020 consists of $73 million of severance and exit costs due to access termination charges and reductions in work force, favorable developments in litigation and other contingencies of $278 million primarily associated with legal recoveries for patent infringement lawsuits, loss on disposal of property, plant and equipment of $71 million primarily related to network costs that are no longer recoverable as a result of changes in our network plans, a $4 million non-cash gain as a result of spectrum license exchanges with other carries and a partial pension settlement of $57 million. In addition, the year ended March 31, 2020 includes $237 million of asset impairment charges primarily related to the sale and leaseback of our Overland Park, Kansas campus. Other, net for the year ended March 31, 2019 consists of $85 million of severance and exit costs primarily due to access termination charges, lease exit costs and reductions in work force. The year ended March 31, 2019 includes $492 million of loss on disposal of property, plant and equipment primarily related to cell site construction costs and network equipment that are no longer recoverable as a result of changes in our network plans. In addition, the year ended March 31, 2019 includes a $15 million gain from the sale of certain assets, $74 million in litigation expense and $34 million associated with the purchase of certain leased spectrum assets, which upon termination of the related spectrum leases resulted in the accelerated recognition of the unamortized favorable lease balances. Other, net for the year ended March 31, 2018 consists of $80 million of severance and exit costs and a $364 million loss on disposal of property, plant and equipment, which consisted of a $370 million loss related to cell site construction costs that are no longer recoverable as a result of changes in our network plans, slightly offset by a $6 million gain. In addition, the year ended March 31, 2018 included a $479 million non-cash gain related to spectrum license exchanges with other carriers, net reductions of $305 million primarily associated with legal settlements or favorable developments in pending legal proceedings, combined with a $5 million reversal of previously accrued contract termination costs related to the termination of our relationship with General Wireless Operations Inc. (RadioShack).

(5)
The year ended March 31, 2019 includes $32 million of hurricane-related reimbursements, which are classified in our consolidated statements of operations as follows: $3 million as revenue in net operating revenues, $6 million as cost of services, $1 million as selling, general and administrative expenses and $22 million as other, net, all within the Wireless segment. The year ended March 31, 2018 includes $107 million of hurricane-related costs which are classified in our consolidated statements of operations as follows: $33 million as contra-revenue in net operating revenues, $48 million as cost of services, $21 million as

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

selling, general and administrative expenses and $5 million as other, net, all within the Wireless segment. In addition, the year ended March 31, 2018 includes a $51 million charge related to a regulatory fee matter, which is classified as "Cost of services" in our consolidated statements of operations.

(6)
During the year ended March 31, 2019, the Company completed its annual impairment testing for goodwill assigned to the Wireless reporting unit and as a result, recorded a non-cash impairment charge of $2.0 billion. See Note 6. Intangible Assets.

Operating Revenues by Service and Products	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Year Ended March 31, 2020
Service revenue	$19,916	$1,127	$(294)	$20,749
Wireless equipment sales	4,999	—	—	4,999
Wireless equipment rentals	5,218	—	—	5,218
Other	770	79	6	855
Total net operating revenues	$30,903	$1,206	$(288)	$31,821

Operating Revenues by Service and Products	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Year Ended March 31, 2019
Service revenue(2)	$20,653	$1,211	$(272)	$21,592
Wireless equipment sales	5,606	—	—	5,606
Wireless equipment rentals	5,137	—	—	5,137
Other	1,160	85	17	1,262
Total net operating revenues	$32,556	$1,296	$(255)	$33,597

Operating Revenues by Service and Products	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Year Ended March 31, 2018
Service revenue(2)	$21,400	$1,514	$(328)	$22,586
Wireless equipment sales	4,524	—	—	4,524
Wireless equipment rentals	4,048	—	—	4,048
Other	1,198	65	18	1,281
Total net operating revenues	$31,170	$1,579	$(310)	$32,439

_______________

(1)	Revenues eliminated in consolidation consist primarily of wireline services provided to the Wireless segment for resale to or use by wireless subscribers.

(2)
Service revenue related to the Wireless segment for the year ended March 31, 2019 excludes $3 million of hurricane-related revenue reimbursements reflected in net operating revenues in our consolidated statements of operations. Service revenue related to the Wireless segment for the year ended March 31, 2018 excludes $33 million of hurricane-related contra-revenue costs reflected in net operating revenues in our consolidated statements of operations.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 16.	Quarterly Financial Data (Unaudited)

	Quarter
	1st	2nd	3rd	4th
	(in millions, except per share amounts)
Fiscal year 2019
Net operating revenues	$8,142	$7,795	$8,080	$7,804
Operating income	$455	$237	$66	$173
Net (loss) income	$(114)	$(279)	$(121)	$167
Net (loss) income attributable to Sprint Corporation	$(111)	$(274)	$(120)	$167
Basic and diluted (loss) income per common share(1)	$(0.03)	$(0.07)	$(0.03)	$0.04

Fiscal year 2018
Net operating revenues	$8,125	$8,433	$8,601	$8,441
Operating income (loss)	$815	$778	$479	$(1,674)
Net income (loss)(2)	$173	$207	$(145)	$(2,178)
Net income (loss) attributable to Sprint Corporation(2)	$176	$196	$(141)	$(2,174)
Basic and diluted income (loss) per common share(1)	$0.04	$0.05	$(0.03)	$(0.53)
_____________

(1)	The sum of the quarterly earnings per share amounts may not equal the annual amount because of the changes in the weighted average number of shares outstanding during the year.

(2)
During the quarter ended March 31, 2019, the Company completed its annual impairment testing for goodwill assigned to the Wireless reporting unit and as a result, recorded a non-cash impairment charge of $2.0 billion. See Note 6. Intangible Assets.

Note 17.	Related-Party Transactions
In addition to agreements arising out of or relating to the SoftBank Merger, Sprint has entered into various other arrangements with SoftBank, its controlled affiliates (SoftBank Parties) or with third parties to which SoftBank Parties are also parties, including arrangements for international wireless roaming, wireless and wireline call termination, real estate, logistical management, and other services.
Brightstar
We have arrangements with Brightstar US, Inc. (Brightstar), whereby Brightstar provides supply chain and inventory management services to us in our indirect channels and whereby Sprint may sell new and used devices and new accessories to Brightstar for its own purposes. To facilitate certain of these arrangements, we have extended a $700 million credit line to Brightstar to assist with the purchasing and distribution of devices and accessories. As a result, we shifted our concentration of credit risk away from our indirect channel partners to Brightstar. As Brightstar is a subsidiary of SoftBank, we expect SoftBank will provide the necessary support to ensure that Brightstar will fulfill its obligations to us under these arrangements. However, we have no assurance that SoftBank will provide such support.
The supply chain and inventory management arrangement included, among other things, that Brightstar may purchase inventory from the original equipment manufacturers to sell directly to our indirect dealers. Through January 31, 2020, as compensation for these services, we remitted per unit fees to Brightstar for each device sold to dealers or retailers in our indirect channels. Effective with the execution of an updated Brightstar arrangement, from February 1, 2020 forward, compensation for these services are now based on volume with a minimum monthly amount owed and per unit fees decrease as volume increases. During the years ended March 31, 2020, 2019, and 2018, we incurred fees under these arrangements totaling $53 million, $65 million, and $93 million, respectively, which are recognized in "Cost of equipment sales" and "Selling, general and administrative" in the consolidated statements of operations. Additionally, we have an arrangement with Brightstar whereby they perform certain of our reverse logistics including device buyback, trade-in technology and related services.
During the three-month period ended September 30, 2017, we entered into an arrangement with Brightstar whereby accessories previously procured by us and sold to customers in our direct channels are now procured and consigned

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

to us from Brightstar. Amounts billed from the sale of accessory inventory are remitted to Brightstar. In exchange for our efforts to sell accessory inventory owned by Brightstar, we received a fixed fee from Brightstar for each device activated in our direct channels. In August 2018, the arrangement was amended and we received a share of the profits associated with the sale of accessory inventory owned by Brightstar. During the years ended March 31, 2020 and 2019, Sprint earned fees under these arrangements of $162 million and $194 million, respectively, which are recognized as other revenue within "Service revenue" in the consolidated statements of operations.
Amounts included in our consolidated financial statements associated with these supply chain and inventory management arrangements with Brightstar were as follows:

	March 31,
Consolidated balance sheets(1):	2020	2019
	(in millions)
Accounts receivable	$72	$187
Accounts payable and accrued expenses and other current liabilities	$63	$109

	Year Ended March 31,
Consolidated statements of operations(1):	2020	2019	2018
	(in millions)
Equipment sales	$1,285	$1,890	$1,922
Cost of equipment sales	$1,386	$1,969	$1,986
_____________
(1) The remainder of the related party transactions with Brightstar or its subsidiaries is immaterial.
SoftBank
On March 30, 2020, Sprint paid $160 million to Softbank for reimbursement of legal and consulting fees paid to third parties on behalf of Sprint in connection with the Merger Transaction resulting in no outstanding balance as of March 31, 2020.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 18.	Guarantor Financial Information
On September 11, 2013, Sprint Corporation issued $2.25 billion aggregate principal amount of 7.250% notes due 2021 and $4.25 billion aggregate principal amount of 7.875% notes due 2023 in a private placement transaction with registration rights. On December 12, 2013, Sprint Corporation issued $2.5 billion aggregate principal amount of 7.125% notes due 2024 in a private placement transaction with registration rights. Each of these issuances is fully and unconditionally guaranteed by Sprint Communications (Subsidiary Guarantor), which is a 100% owned subsidiary of Sprint Corporation (Parent/Issuer). In connection with the foregoing, in November 2014, the Company and Sprint Communications completed an offer to exchange the notes for a new issue of substantially identical exchange notes registered under the Securities Act of 1933. We did not receive any proceeds from this exchange offer. In addition, on February 24, 2015, Sprint Corporation issued $1.5 billion aggregate principal amount of 7.625% notes due 2025, on February 20, 2018, Sprint Corporation issued $1.5 billion aggregate principal amount of 7.625% senior notes due 2026, and on February 3, 2020, Sprint Corporation issued $1.0 billion aggregate principal amount of 7.250% senior notes due 2028. Each of these issuances is fully and unconditionally guaranteed by Sprint Communications. In conjunction with the completion of the Merger Transaction, the total principal amount outstanding under the Sprint Corporation 7.250% senior notes of $1.0 billion previously due 2028 was repaid on April 1, 2020.
During the years ended March 31, 2020 and 2019, there were non-cash equity contributions from Subsidiary Guarantor to the non-guarantor subsidiaries of $899 million and non-cash equity distributions from the non-guarantor subsidiaries to Subsidiary Guarantor of $874 million, respectively, as a result of organizational restructuring for tax purposes. As of March 31, 2020, there were $26.6 billion of intercompany notes issued by the Subsidiary Guarantor to the non-guarantor subsidiaries. The notes are subordinated to all unaffiliated third-party obligations of Sprint Corporation and its subsidiaries.
Under the Subsidiary Guarantor's secured revolving bank credit facility, the Subsidiary Guarantor is currently restricted from paying cash dividends to the Parent/Issuer or any non-guarantor subsidiary because the ratio of total indebtedness to adjusted EBITDA (each as defined in the applicable agreement) exceeds 2.5 to 1.0.
Sprint has a Receivables Facility providing for the sale of eligible wireless service, installment and certain future lease receivables. In October 2016, Sprint transferred certain directly held and third-party leased spectrum licenses to wholly-owned bankruptcy-remote special purpose entities as part of the spectrum financing transaction. In connection with both the Receivables Facility and the spectrum financing transactions, Sprint formed certain wholly-owned bankruptcy-remote subsidiaries that are included in the non-guarantor subsidiaries' condensed consolidated financial information. Each of these is a separate legal entity with its own separate creditors who will be entitled, prior to and upon its liquidation, to be satisfied out of its assets prior to any assets becoming available to Sprint. See Note 8. Long-Term Debt, Financing and Finance Lease Obligations for additional information.
We have accounted for investments in subsidiaries using the equity method. Presented below is the condensed consolidating financial information.

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET

	March 31, 2020
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$2,020	$194	$—	$2,214
Accounts and notes receivable, net	108	255	3,651	(363)	3,651
Current portion of notes receivable from consolidated affiliates	—	424	—	(424)	—
Device and accessory inventory	—	—	898	—	898
Prepaid expenses and other current assets	—	10	1,233	—	1,243
Total current assets	108	2,709	5,976	(787)	8,006
Investments in subsidiaries	25,571	18,025	—	(43,596)	—
Property, plant and equipment, net	—	—	20,113	—	20,113
Costs to acquire a customer contract	—	—	1,805	—	1,805
Operating lease right-of-use assets	—	—	6,567	—	6,567
Due from consolidated affiliates	291	3,369	—	(3,660)	—
Notes receivable from consolidated affiliates	12,886	26,143	—	(39,029)	—
Intangible assets
Goodwill	—	—	4,598	—	4,598
FCC licenses and other	—	—	41,506	—	41,506
Definite-lived intangible assets, net	—	—	800	—	800
Other assets	—	45	1,119	—	1,164
Total assets	$38,856	$50,291	$82,484	$(87,072)	$84,559

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1	$—	$3,165	$—	$3,166
Accrued expenses and other current liabilities	114	221	3,031	(363)	3,003
Current operating lease liabilities	—	—	1,905	—	1,905
Current portion of long-term debt, financing and finance lease obligations	—	1,504	1,554	—	3,058
Current portion of notes payable to consolidated affiliates	—	—	424	(424)	—
Total current liabilities	115	1,725	10,079	(787)	11,132
Long-term debt, financing and finance lease obligations	12,886	9,123	11,025	—	33,034
Long-term operating lease liabilities	—	—	5,185	—	5,185
Notes payable to consolidated affiliates	—	12,886	26,143	(39,029)	—
Deferred tax liabilities	—	—	6,428	—	6,428
Other liabilities	—	986	1,939	—	2,925
Due to consolidated affiliates	—	—	3,660	(3,660)	—
Total liabilities	13,001	24,720	64,459	(43,476)	58,704
Commitments and contingencies
Total stockholders' equity	25,855	25,571	18,025	(43,596)	25,855
Total liabilities and stockholders' equity	$38,856	$50,291	$82,484	$(87,072)	$84,559

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET

	March 31, 2019
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$6,605	$377	$—	$6,982
Short-term investments	—	67	—	—	67
Accounts and notes receivable, net	96	233	3,554	(329)	3,554
Current portion of notes receivable from consolidated affiliates	—	424	—	(424)	—
Device and accessory inventory	—	—	999	—	999
Prepaid expenses and other current assets	—	9	1,280	—	1,289
Total current assets	96	7,338	6,210	(753)	12,891
Investments in subsidiaries	25,785	17,363	—	(43,148)	—
Property, plant and equipment, net	—	—	21,201	—	21,201
Costs to acquire a customer contract	—	—	1,559	—	1,559
Due from consolidated affiliates	288	2,418	—	(2,706)	—
Notes receivable from consolidated affiliates	11,883	23,567	—	(35,450)	—
Intangible assets
Goodwill	—	—	4,598	—	4,598
FCC licenses and other	—	—	41,465	—	41,465
Definite-lived intangible assets, net	—	—	1,769	—	1,769
Other assets	—	52	1,066	—	1,118
Total assets	$38,052	$50,738	$77,868	$(82,057)	$84,601

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$3,961	$—	$3,961
Accrued expenses and other current liabilities	97	230	3,599	(329)	3,597
Current portion of long-term debt, financing and finance lease obligations	—	1,373	3,184	—	4,557
Current portion of notes payable to consolidated affiliates	—	—	424	(424)	—
Total current liabilities	97	1,603	11,168	(753)	12,115
Long-term debt, financing and finance lease obligations	11,883	10,660	12,823	—	35,366
Notes payable to consolidated affiliates	—	11,883	23,567	(35,450)	—
Deferred tax liabilities	—	—	7,556	—	7,556
Other liabilities	—	807	2,630	—	3,437
Due to consolidated affiliates	—	—	2,706	(2,706)	—
Total liabilities	11,980	24,953	60,450	(38,909)	58,474
Commitments and contingencies
Total stockholders' equity	26,072	25,785	17,363	(43,148)	26,072
Noncontrolling interests	—	—	55	—	55
Total equity	26,072	25,785	17,418	(43,148)	26,127
Total liabilities and equity	$38,052	$50,738	$77,868	$(82,057)	$84,601

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE (LOSS) INCOME

	Year Ended March 31, 2020
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net operating revenues:
Service	$—	$—	$21,604	$—	$21,604
Equipment sales	—	—	4,999	—	4,999
Equipment rentals	—	—	5,218	—	5,218
	—	—	31,821	—	31,821
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	—	—	6,852	—	6,852
Cost of equipment sales	—	—	5,764	—	5,764
Cost of equipment rentals (exclusive of depreciation below)	—	—	816	—	816
Selling, general and administrative	—	—	7,909	—	7,909
Depreciation - network and other	—	—	4,416	—	4,416
Depreciation - equipment rentals	—	—	4,166	—	4,166
Amortization	—	—	811	—	811
Other, net	—	—	156	—	156
	—	—	30,890	—	30,890
Operating income	—	—	931	—	931
Other income (expense):
Interest income	917	2,087	505	(3,431)	78
Interest expense	(917)	(2,117)	(2,789)	3,431	(2,392)
(Losses) earnings of subsidiaries	(338)	(304)	—	642	—
Other expense, net	—	(4)	(33)	—	(37)
	(338)	(338)	(2,317)	642	(2,351)
(Loss) income before income taxes	(338)	(338)	(1,386)	642	(1,420)
Income tax benefit	—	—	1,073	—	1,073
Net (loss) income	(338)	(338)	(313)	642	(347)
Less: Net loss attributable to noncontrolling interests	—	—	9	—	9
Net (loss) income attributable to Sprint Corporation	(338)	(338)	(304)	642	(338)
Other comprehensive (loss) income	(174)	(174)	(122)	296	(174)
Comprehensive (loss) income	$(512)	$(512)	$(435)	$938	$(521)

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE (LOSS) INCOME

	Year Ended March 31, 2019
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net operating revenues:
Service	$—	$—	$22,857	$—	$22,857
Equipment sales	—	—	5,606	—	5,606
Equipment rentals	—	—	5,137	—	5,137
	—	—	33,600	—	33,600
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	—	—	6,664	—	6,664
Cost of equipment sales	—	—	6,082	—	6,082
Cost of equipment rentals (exclusive of depreciation below)	—	—	643	—	643
Selling, general and administrative	—	—	7,774	—	7,774
Depreciation - network and other	—	—	4,245	—	4,245
Depreciation - equipment rentals	—	—	4,538	—	4,538
Amortization	—	—	608	—	608
Goodwill impairment	—	—	2,000	—	2,000
Other, net	—	—	648	—	648
	—	—	33,202	—	33,202
Operating income	—	—	398	—	398
Other income (expense):
Interest income	905	2,166	682	(3,584)	169
Interest expense	(905)	(2,315)	(2,927)	3,584	(2,563)
(Losses) earnings of subsidiaries	(1,943)	(1,811)	—	3,754	—
Other income, net	—	17	1	—	18
	(1,943)	(1,943)	(2,244)	3,754	(2,376)
(Loss) income before income taxes	(1,943)	(1,943)	(1,846)	3,754	(1,978)
Income tax benefit	—	—	35	—	35
Net (loss) income	(1,943)	(1,943)	(1,811)	3,754	(1,943)
Other comprehensive (loss) income	(71)	(71)	(49)	120	(71)
Comprehensive (loss) income	$(2,014)	$(2,014)	$(1,860)	$3,874	$(2,014)

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Year Ended March 31, 2018
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net operating revenues:
Service	$—	$—	$23,834	$—	$23,834
Equipment sales	—	—	4,524	—	4,524
Equipment rentals	—	—	4,048	—	4,048
	—	—	32,406	—	32,406
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	—	—	6,801	—	6,801
Cost of equipment sales	—	—	6,109	—	6,109
Cost of equipment rentals (exclusive of depreciation below)	—	—	493	—	493
Selling, general and administrative	—	—	8,087	—	8,087
Depreciation - network and other	—	—	3,976	—	3,976
Depreciation - equipment rentals	—	—	3,792	—	3,792
Amortization	—	—	812	—	812
Other, net	—	(55)	(336)	—	(391)
	—	(55)	29,734	—	29,679
Operating income	—	55	2,672	—	2,727
Other income (expense):
Interest income	802	1,289	11	(2,017)	85
Interest expense	(802)	(1,643)	(1,937)	2,017	(2,365)
Earnings (losses) of subsidiaries	7,389	7,784	—	(15,173)	—
Other expense, net	—	(96)	(48)	—	(144)
	7,389	7,334	(1,974)	(15,173)	(2,424)
Income (loss) before income taxes	7,389	7,389	698	(15,173)	303
Income tax benefit	—	—	7,074	—	7,074
Net income (loss)	7,389	7,389	7,772	(15,173)	7,377
Less: Net loss attributable to noncontrolling interests	—	—	12	—	12
Net income (loss) attributable to Sprint Corporation	7,389	7,389	7,784	(15,173)	7,389
Other comprehensive income (loss)	31	31	48	(79)	31
Comprehensive income (loss)	$7,420	$7,420	$7,820	$(15,252)	$7,408

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended March 31, 2020
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$(102)	$9,394	$—	$9,292
Cash flows from investing activities:
Capital expenditures - network and other	—	—	(4,282)	—	(4,282)
Capital expenditures - leased devices	—	—	(6,865)	—	(6,865)
Expenditures relating to FCC licenses	—	—	(157)	—	(157)
Proceeds from sales and maturities of short-term investments	—	141	—	—	141
Purchases of short-term investments	—	(74)	—	—	(74)
Change in amounts due from/due to consolidated affiliates	8	(4,591)	—	4,583	—
Proceeds from sales of assets and FCC licenses	—	—	1,024	—	1,024
Proceeds from corporate owned life insurance policies	—	5	—	—	5
Intercompany note advance to consolidated affiliate	(978)	—	—	978	—
Proceeds from intercompany note advance to consolidated affiliate	—	424	—	(424)	—
Other, net	—	—	(39)	—	(39)
Net cash used in investing activities	(970)	(4,095)	(10,319)	5,137	(10,247)
Cash flows from financing activities:
Proceeds from debt and financings	1,000	—	4,749	—	5,749
Repayments of debt, financing and capital lease obligations	—	(1,360)	(8,122)	—	(9,482)
Debt financing costs	(22)	(4)	(15)	—	(41)
Proceeds from issuance of common stock, net	(8)	—	—	—	(8)
Acquisition of noncontrolling interest	—	(3)	(30)	—	(33)
Change in amounts due from/due to consolidated affiliates	—	—	4,583	(4,583)	—
Intercompany note advance from parent	—	978	—	(978)	—
Repayments of intercompany note advance from parent	—	—	(424)	424	—
Other, net	—	—	1	—	1
Net cash provided by (used in) financing activities	970	(389)	742	(5,137)	(3,814)
Net increase in cash, cash equivalents and restricted cash	—	(4,586)	(183)	—	(4,769)
Cash, cash equivalents and restricted cash, beginning of period	—	6,606	457	—	7,063
Cash, cash equivalents and restricted cash, end of period	$—	$2,020	$274	$—	$2,294

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended March 31, 2019
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$(243)	$10,672	$—	$10,429
Cash flows from investing activities:
Capital expenditures - network and other	—	—	(4,963)	—	(4,963)
Capital expenditures - leased devices	—	—	(7,441)	—	(7,441)
Expenditures relating to FCC licenses	—	—	(163)	—	(163)
Proceeds from sales and maturities of short-term investments	—	7,197	—	—	7,197
Purchases of short-term investments	—	(5,165)	—	—	(5,165)
Change in amounts due from/due to consolidated affiliates	(267)	(2,060)	—	2,327	—
Proceeds from sales of assets and FCC licenses	—	—	591	—	591
Proceeds from deferred purchase price from sale of receivables	—	—	223	—	223
Proceeds from corporate owned life insurance policies	—	110	—	—	110
Proceeds from intercompany note advance to consolidated affiliate	—	424	—	(424)	—
Other, net	—	—	69	—	69
Net cash (used in) provided by investing activities	(267)	506	(11,684)	1,903	(9,542)
Cash flows from financing activities:
Proceeds from debt and financings	—	2,000	7,307	—	9,307
Repayments of debt, financing and finance lease obligations	—	(1,798)	(7,966)	—	(9,764)
Debt financing costs	(28)	(81)	(212)	—	(321)
Proceeds from issuance of common stock, net	291	—	—	—	291
Change in amounts due from/due to consolidated affiliates	—	—	2,327	(2,327)	—
Repayments of intercompany note advance from parent	—	—	(424)	424	—
Other, net	4	—	—	—	4
Net cash provided by (used in) financing activities	267	121	1,032	(1,903)	(483)
Net increase in cash, cash equivalents and restricted cash	—	384	20	—	404
Cash, cash equivalents and restricted cash, beginning of period	—	6,222	437	—	6,659
Cash, cash equivalents and restricted cash, end of period	$—	$6,606	$457	$—	$7,063

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended March 31, 2018
	Parent/Issuer	Subsidiary Guarantor	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$(828)	$10,890	$—	$10,062
Cash flows from investing activities:
Capital expenditures - network and other	—	—	(3,319)	—	(3,319)
Capital expenditures - leased devices	—	—	(7,461)	—	(7,461)
Expenditures relating to FCC licenses	—	—	(115)	—	(115)
Proceeds from sales and maturities of short-term investments	—	7,202	—	—	7,202
Purchases of short-term investments	—	(4,112)	—	—	(4,112)
Change in amounts due from/due to consolidated affiliates	—	—	(2,730)	2,730	—
Proceeds from sales of assets and FCC licenses	—	—	527	—	527
Proceeds from deferred purchase price from sale of receivables	—	—	1,140	—	1,140
Proceeds from corporate owned life insurance policies	—	2	—	—	2
Intercompany note advance to consolidated affiliate	(1,476)	—	—	1,476	—
Other, net	—	—	1	—	1
Net cash (used in) provided by investing activities	(1,476)	3,092	(11,957)	4,206	(6,135)
Cash flows from financing activities:
Proceeds from debt and financings	1,500	—	7,029	—	8,529
Repayments of debt, financing and finance lease obligations	—	(2,587)	(5,931)	—	(8,518)
Debt financing costs	(24)	(12)	(57)	—	(93)
Call premiums paid on debt redemptions	—	(131)	—	—	(131)
Proceeds from issuance of common stock, net	—	21	—	—	21
Change in amounts due from/due to consolidated affiliates	—	2,730	—	(2,730)	—
Intercompany note advance from parent	—	1,476	—	(1,476)	—
Other, net	—	—	(18)	—	(18)
Net cash provided by (used in) financing activities	1,476	1,497	1,023	(4,206)	(210)
Net increase (decrease) in cash, cash equivalents and restricted cash	—	3,761	(44)	—	3,717
Cash, cash equivalents and restricted cash, beginning of period	—	2,461	481	—	2,942
Cash, cash equivalents and restricted cash, end of period	$—	$6,222	$437	$—	$6,659

Index to Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 19.	Subsequent Event
We have evaluated subsequent events related to Sprint through May 15, 2020, which is the date the financial statements were available to be issued.